UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.        )

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Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

ZIPCAR, INC.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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ZIPCAR, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 31, 2012

NOTICE IS HEREBY GIVEN that the annual meeting of stockholders of Zipcar, Inc. will be held on May 31, 2012 at 10:00 a.m. at the offices of Latham & Watkins LLP, John Hancock Tower, 20th Floor, 200 Clarendon Street, Boston, Massachusetts 02116 for the purpose of considering and voting on the following matters:

1.	To elect three Class I directors, each for a term of three years;

2.	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the current fiscal year;

3.	To approve, on an advisory basis, the compensation of our named executive officers; and

4.	To hold an advisory vote on the frequency of future executive compensation advisory votes.

The stockholders will also act on any other business as may properly come before the meeting or any adjournment thereof.

The board of directors has fixed the close of business on April 2, 2012 as the record date for the determination of stockholders entitled to notice of and to vote at the meeting and at any adjournments thereof. Your vote is important regardless of the number of shares you own. Our stock transfer books will remain open for the purchase and sale of our common stock.

In accordance with rules adopted by the Securities and Exchange Commission, we furnish proxy materials to many of our stockholders on the Internet, rather than mailing paper copies of the materials to each stockholder. If you received only a Notice of Internet Availability of Proxy Materials, or Notice, by mail or e-mail, you will not receive a paper copy of the proxy materials unless you request one. Instead, the Notice will provide you with instructions on how to access and view the proxy materials on the Internet. The Notice will also instruct you as to how you may access your proxy card to vote over the Internet or by telephone. If you received a Notice by mail or e-mail and would like to receive a paper copy of our proxy materials, free of charge, please follow the instructions included in the Notice.

The Notice of Internet Availability of Proxy Materials is being mailed to our stockholders on or about April 12, 2012 and sent by e-mail to our stockholders who have opted for such means of delivery on or about April 12, 2012.

Please promptly submit your proxy over the Internet, by phone or by mail. You may revoke your proxy at any time before the 2012 Annual Meeting by following the procedures described in the proxy statement.

All stockholders are cordially invited to attend the meeting.

By Order of the Board of Directors,

/s/ Dean J. Breda
Dean J. Breda, Secretary

Cambridge, Massachusetts

April 12, 2012

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, WE URGE YOU TO VOTE YOUR SHARES OVER THE INTERNET OR BY TELEPHONE, OR COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE ACCOMPANYING ENVELOPE. NO POSTAGE NEED BE AFFIXED IF THE PROXY CARD IS MAILED IN THE UNITED STATES.

ZIPCAR, INC.

25 First Street, 4th Floor

Cambridge, Massachusetts 02141

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

To Be Held on May 31, 2012

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

This proxy statement is furnished in connection with the solicitation by the board of directors of Zipcar, Inc. of proxies for use at the annual meeting of stockholders to be held on May 31, 2012 at 10:00 a.m., local time, at the offices of Latham & Watkins LLP, John Hancock Tower, 20th Floor, 200 Clarendon Street, Boston, Massachusetts 02116 and at any adjournments thereof. Except where the context otherwise requires, references to “Zipcar,” “we,” “us,” “our,” and similar terms refer to Zipcar, Inc. and any of its subsidiaries.

Important Notice Regarding the Availability of Proxy Materials for

the Annual Meeting of Shareholders to be Held on May 31, 2012:

The proxy statement and our 2011 Annual Report to Stockholders are available at www.

www.envisionreports.com/ZIP.

In accordance with Securities and Exchange Commission, or SEC, rules, instead of mailing a printed copy of our proxy materials to each stockholder of record, we are furnishing the proxy materials, including this proxy statement, our 2011 annual report and the proxy card for the 2012 annual meeting, to many of our stockholders of record as of the record date via the Internet. On or about April 12, 2012, we will either mail or provide notice and electronic delivery of these proxy materials to our stockholders. The Notice of Internet Availability of Proxy Materials contains instructions for accessing and reviewing our proxy materials as well as instructions for voting your proxy via the Internet or by telephone. If you prefer to receive printed copies of the proxy materials, you can request printed copies of the proxy materials by Internet, telephone or e-mail. If you choose to receive the printed materials by mail, you can either (i) complete, date, sign and return the proxy card, (ii) vote via the Internet in accordance with the instructions on the proxy card or (iii) vote via telephone (toll free) in the United States or Canada in accordance with the instructions on the proxy card. Voting by Internet or telephone must be completed by 1:00 A.M. Eastern Time on May 31, 2012. If you choose not to receive printed copies of the proxy materials, you can vote via the Internet or by telephone in accordance with the instructions contained in the Notice of Internet Availability of Proxy Materials.

If you received a paper copy of these proxy materials, included with such copy is a proxy card or a voter instruction card for the annual meeting.

What is the purpose of the annual meeting?

At the annual meeting, stockholders will consider and vote on the following matters:

1.	The election of three Class I directors, each for a term of three years;

2.	The ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the current fiscal year;

3.	The approval, on an advisory basis, of the compensation of our named executive officers;

4.	The holding of an advisory vote on the frequency of future executive compensation advisory votes; and

5.	The transaction of other business, if any, that may properly come before the annual meeting or any adjournment of the meeting.

Who can vote?

To be able to vote on the above matters, you must have been a stockholder of record at the close of business on April 2, 2012, the record date for the annual meeting. The number of shares entitled to vote at the meeting is 39,755,513 shares of our common stock, which is the number of shares that were issued and outstanding on the record date.

How many votes do I have?

Each share of our common stock that you owned on the record date entitles you to one vote on each matter that is voted on.

Is my vote important?

Your vote is important regardless of how many shares you own. Please take the time to read the instructions below and vote. Choose the method of voting that is easiest and most convenient for you and please cast your vote as soon as possible.

How can I vote?

Stockholder of record: Shares registered in your name. If you are a stockholder of record, that is, your shares are registered in your own name, not in “street name” by a bank or brokerage firm, then you can vote in any of the following ways:

1.	Over the Internet. If you have Internet access, you may vote your shares from any location in the world at www.envisionreports.com/ZIP, by following the instructions on that site or the “Vote by Internet” instructions on the enclosed proxy card.

2.	By telephone. You may vote your shares by calling 1-800-652-VOTE (8683) and following the instructions provided, or following the “Vote by Phone” instructions on the enclosed proxy card.

3.	Vote by mail. To vote by mail, you need to complete, date and sign the proxy card that accompanies this proxy statement and promptly mail it in the enclosed postage-prepaid envelope. You do not need to put a stamp on the enclosed envelope if you mail it in the United States. The persons named in the proxy card will vote the shares you own in accordance with your instructions on the proxy card you mail. If you return the proxy card, but do not give any instructions on a particular matter described in this proxy statement, the persons named in the proxy card will vote the shares you own in accordance with the recommendations of our board of directors. Our board of directors recommends that you vote FOR proposals 1, 2 and 3 and that you vote for a frequency of every year on proposal 4.

4.	In person. If you attend the annual meeting, you may vote by delivering your completed proxy card in person or you may vote by completing a ballot at the meeting. Ballots will be available at the meeting.

Beneficial owner: Shares held in “street name.” If the shares you own are held in “street name” by a bank or brokerage firm, then your bank or brokerage firm, as the record holder of your shares, is required to vote your shares according to your instructions. In order to vote your shares, you will need to follow the directions your bank or brokerage firm provides you. Many banks and brokerage firms also offer the option of voting over the Internet or by telephone, instructions for which would be provided by your bank or brokerage firm on your vote instruction form. If you do not give instructions to your bank or brokerage firm, it will still be able to vote your shares with respect to certain “discretionary” items, but will not be allowed to vote your shares with respect to certain “non-discretionary” items. The ratification of the appointment of our independent registered public accounting firm is considered to be a discretionary item on which banks and brokerage firms may vote. The election of directors, the approval, on an advisory basis, of executive compensation and the advisory vote on the frequency of future executive compensation advisory votes are considered to be non-discretionary items on which banks and brokerage firms may not vote, and therefore if you do not instruct your broker or representative regarding how you would like your shares to be voted, your bank or brokerage firm will not be able to vote on your behalf with respect to these three proposals. In the case of non-discretionary items, the shares will be treated as “broker non-votes.” “Broker non-votes” are shares that are held in “street name” by a bank or brokerage firm that indicates on its proxy that it does not have discretionary authority to vote on a particular matter.

If you wish to come to the meeting to personally vote your shares held in “street name,” you will need to obtain a proxy card from the holder of record (i.e., your brokerage firm or bank).

Can I change my vote after I have mailed my proxy card?

Yes. If you are a stockholder of record, you can change your vote and revoke your proxy at any time before the polls close at the annual meeting by doing any one of the following things:

•	sign and return another proxy card with a later date;

•	give our Secretary a written notice before or at the meeting that you want to revoke your proxy; or

•	vote in person at the meeting.

Your attendance at the meeting alone will not revoke your proxy.

If you own shares in “street name,” your bank or brokerage firm should provide you with appropriate instructions regarding how to change your vote.

What constitutes a quorum?

In order for business to be conducted at the meeting, a quorum must be present. A quorum consists of the holders of a majority of the shares of common stock issued, outstanding and entitled to vote at the meeting, that is, at least 19,877,757 shares.

Shares of our common stock represented in person or by proxy (including broker non-votes and shares that abstain or do not vote with respect to one or more of the matters to be voted on) will be counted for the purpose of determining whether a quorum exists.

If a quorum is not present, the meeting will be adjourned until a quorum is obtained.

What vote is required for each item?

Election of Directors (Proposal 1). The affirmative vote of the holders of a plurality of the votes cast by the stockholders entitled to vote at the meeting is required for the election of directors.

Other Matters. The affirmative vote of the holders of a majority of the votes cast will be required for: approval of the ratification of the appointment of the independent registered public accounting firm (Proposal 2); approval, on an advisory basis, of executive compensation (Proposal 3); and approval of one of the three frequency options under the advisory vote on the frequency of future executive compensation advisory votes (Proposal 4).

How will votes be counted?

Each share of common stock will be counted as one vote, whether executed by you directly or on a ballot voted in person at the meeting.

Shares that abstain from voting and broker non-votes will not be counted as votes in favor of, or with respect to, any of the proposals and will also not be counted as votes cast. Accordingly, abstentions and broker non-votes will have no effect on the outcome of any of the proposals. With respect to Proposal 4, if none of the three frequency options receives the vote of the holders of a majority of the votes cast, we will consider the frequency option (one year, two years or three years) receiving the highest number of votes cast by stockholders to be the frequency that has been recommended by stockholders. However, as described in more detail in Proposal 4, because this proposal is non-binding, our board of directors may decide that it is in the best interests of our stockholders and Zipcar to hold future executive compensation advisory votes more or less frequently.

Who will count the votes?

Computershare Investor Services will count, tabulate and certify the votes.

How does the board of directors recommend that I vote on the proposals?

Our board of directors recommends that you vote:

FOR the election of three Class I directors, each for a term of three years;

FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the current fiscal year;

FOR the approval, on an advisory basis, of the compensation of our named executive officers; and

FOR a frequency of every year for how frequently we conduct an advisory vote on the compensation of our named executive officers.

Will any other business be conducted at the annual meeting or will other matters be voted on?

We are not aware of any other business to be conducted or matters to be voted on at the meeting. If any other matter properly comes before the meeting, the persons named in the proxy card that accompanies this proxy statement will exercise their judgment in deciding how to vote, or otherwise act, at the meeting with respect to that matter or proposal. Our bylaws establish the process for a stockholder to bring a matter before a meeting. See “Stockholder Proposals for 2013 Annual Meeting” on page 40 of this proxy statement.

Where can I find the voting results?

We will report the voting results from the annual meeting in a Form 8-K filed with the SEC within four business days following the annual meeting.

Who bears the costs of soliciting proxies?

We will bear the costs of soliciting proxies. In addition to solicitations by mail, our directors, officers and other employees may, without additional remuneration, solicit proxies by telephone, facsimile and personal interviews. We will also request brokerage houses, custodians, nominees and fiduciaries to forward copies of the proxy material to those persons for whom they hold shares and request instructions for voting the proxies. We will reimburse such brokerage houses and other persons for their reasonable expenses in connection with this distribution.

How can I obtain a copy of Zipcar’s Annual Report on Form 10-K?

Our Annual Report on Form 10-K is available on www.envisionreports.com/ZIP and in the “Investor Relations” section of our website at www.zipcar.com. Alternatively, if you would like us to send you a copy, without charge, please contact our Secretary by mail at Zipcar, Inc., 25 First Street, 4th Floor, Cambridge, Massachusetts 02141, Attention: Secretary, or by telephone at: (617) 995-4231.

If you would like us to send you a copy of the exhibits listed on the exhibit index of the Annual Report on Form 10-K, we will do so upon your payment of our reasonable expenses in furnishing a requested exhibit.

Whom should I contact if I have any questions?

If you have any questions about the annual meeting or your ownership of our common stock, please contact our Secretary at the address or telephone number listed above.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information, as of December 31, 2011, with respect to the beneficial ownership of shares of our common stock by:

•	each person known to us to beneficially own more than 5% of the outstanding shares of common stock;

•	each director and nominee for director named in this proxy statement;

•	each of the principal executive officer, the principal financial officer and the two other executive officers who were serving as executive officers on December 31, 2011; and

•	all directors and executive officers as a group.

The number of shares of common stock beneficially owned by each person is determined under rules promulgated by the SEC. Under these rules, a person is deemed to have “beneficial ownership” of any shares over which that person has voting or investment power, or shares such power, plus any shares that the person may acquire within 60 days. For each person named in the table, the number in the “Shares Acquirable Within 60 Days” column consists of shares underlying stock options that may be exercised within 60 days after December 31, 2011. Unless otherwise indicated, each person in the table has sole voting and investment power over the shares listed. The inclusion in the table of any shares does not constitute an admission of beneficial ownership of those shares by the named stockholder. For each stockholder, the “Number of Shares Beneficially Owned” column may include shares of common stock attributable to the stockholder due to their voting or investment power or other relationship.

Unless otherwise indicated, the address for each of the stockholders in the table below is c/o Zipcar, Inc., 25 First Street, 4th Floor, Cambridge, Massachusetts 02141.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned (1)	+	Shares Acquirable Within 60 Days	=	Total Beneficial Ownership	Percent of Common Stock Beneficially Owned (2)
5% Stockholders:
Benchmark Capital Partners V, L.P. (3) 2480 Sand Hill Road Suite 200 Menlo Park, CA 94025	2,547,742		—		2,547,742	6.4%
Gilder, Gagnon, Howe & Co. LLC (4) 3 Columbus Circle, 26th Floor New York, NY 10019	2,569,082		—		2,569,082	6.5%
Entities affiliated with Greylock Partners (5) One Brattle Square, 4th Floor Cambridge, MA 02138	2,144,138		—		2,144,138	5.4%
Revolution Living LLC (6) 1717 Rhode Island Avenue, N.W. Washington, D.C. 20036	6,852,175		—		6,852,175	17.3%

Executive Officers, Directors and Nominee for Director:
Scott W. Griffith (7)	662,500		765,617		1,428,117	3.5%
Mark D. Norman (8)	—		522,498		522,498	1.3%
Edward G. Goldfinger (9)	—		340,621		340,621	*
Robert J. Weisberg (10)	—		65,102		65,102	*
Stephen M. Case (6)	6,852,175		—		6,852,175	17.3%
Donn Davis	62,500		—		62,500	*
Edward P. Gilligan (11)	—		—		—	*
William W. Helman (5)	2,144,138		—		2,144,138	5.4%
Robert C. Kagle (12)	2,592,856		—		2,592,856	6.5%
John F. Kenny, Jr. (13)	34,674		36,961		71,635	*
John J. Mahoney, Jr. (14)	69,348		45,557		114,905	*
Jill C. Preotle	432,423		—		432,423	*
Margaret Whitman (15)	69,348		43,855		113,203
All directors and executive officers as a group (12 persons) (16)	12,919,962		1,820,211		14,740,173	35.5%

*	Less than 1% of the outstanding common stock.
(1)	Mr. Griffith has pledged 531,979 shares as security. Revolution Living II LLC has pledged 250,000 shares as security and Revolution Living III LLC has pledged 250,000 shares as security. No other shares listed in the table above have been pledged as security.
(2)	The percent of ownership for each stockholder on December 31, 2011 is calculated by dividing (1) the stockholder’s Total Beneficial Ownership (i.e., the total number of shares beneficially owned plus the shares acquirable within 60 days) by (2) the sum of 39,655,840 shares of our common stock that were outstanding on December 31, 2011 plus shares of common stock subject to options held by such stockholder that were exercisable within 60 days of December 31, 2011.
(3)

Consists of 2,547,742 shares held by Benchmark Capital Partners V, L.P., or BCP V, as nominee for Benchmark Capital Partners V, L.P., Benchmark Founders Fund V, L.P., Benchmark Founders’ Fund V-A, L.P., Benchmark Founders’ Fund V-B, L.P. and related individuals, collectively, the Benchmark Funds. Benchmark Capital Management Co. V, L.L.C., or BCMC V, is the General Partner of BCP V. Robert

Kagle is a managing member of BCMC V and may be deemed to have shared voting and investment power over the shares held by the Benchmark Funds. Mr. Kagle disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.
(4)	Gilder Gagnon Howe & Co. LLC, or GGH, filed a Schedule 13G/A with the SEC on February 14, 2012 indicating that it is the beneficial owner of 2,569,082 shares of common stock, which shares include 2,283,751 shares held in customer accounts over which members and/or employees of GGH have discretionary authority to dispose of or direct the disposition, 252,352 shares held in accounts owned by the partners of GGH and their families, and 32,979 shares held in the account of the profit-sharing plan of GGH. The Schedule 13G/A indicates that the owners of the accounts, including the profit-sharing plan, in which the shares reported on the Schedule 13G/A are held have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such securities.
(5)	Consists of (a) 1,833,238 shares held by Greylock XII Limited Partnership, (b) 203,693 shares held by Greylock XII-A Limited Partnership and (c) 107,207 shares held by Greylock XII Principals LLC. Greylock XII GP LLC is the sole General Partner of Greylock XII Limited Partnership and Greylock XII-A Limited Partnership. William Helman is a Senior Managing Member of Greylock XII GP LLC and President of Greylock XII Principals LLC and exercises shared voting and investment power over the shares held of record by Greylock XII Limited Partnership, Greylock XII-A Limited Partnership and Greylock XII Principals LLC. Mr. Helman disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.
(6)	Consists of (a) 6,352,175 shares held by Revolution Living LLC, (b) 250,000 shares held by Revolution Living II LLC, a wholly-owned subsidiary of Revolution Living LLC and (c) 250,000 shares held by Revolution Living III LLC, a wholly-owned subsidiary of Revolution Living LLC. Mr. Case is manager, chairman and chief executive officer of Revolution LLC, which is an indirect owner of Revolution Living LLC.
(7)	Consists of (a) 531,979 shares held directly by Mr. Griffith, (b) 43,021 shares held by the Scott W. Griffith Qualified Annuity Trust, of which Mr. Griffith is the trustee, (c) 87,500 shares held by the Black Bear Trust, of which Mr. Griffith is the trustee and (d) 765,617 shares issuable to Mr. Griffith upon exercise of stock options exercisable within 60 days after December 31, 2011. Mr. Griffith disclaims beneficial ownership of the shares held by the Black Bear Trust and the Scott W. Griffith Qualified Annuity Trust except to the extent of his pecuniary interest therein.
(8)	Consists of shares issuable to Mr. Norman upon exercise of stock options exercisable within 60 days after December 31, 2011.
(9)	Consists of shares issuable to Mr. Goldfinger upon exercise of stock options exercisable within 60 days after December 31, 2011.
(10)	Consists of shares issuable to Mr. Weisberg upon exercise of stock options exercisable within 60 days after December 31, 2011.
(11)	Mr. Gilligan is a nominee for election at the 2012 Annual Meeting as a Class I director.
(12)	Consists of (a) 2,547,742 shares held by BCP V, described in footnote 3 above, and (b) 45,114 shares held directly by Mr. Kagle. Mr. Kagle disclaims beneficial ownership of the shares held by BCP V except to the extent of his pecuniary interest therein.
(13)	Consists of (a) 34,674 shares held directly by Mr. Kenny and (b) 36,961 shares issuable to Mr. Kenny upon exercise of stock options exercisable within 60 days after December 31, 2011.
(14)	Consists of (a) 69,348 shares held by the Mahoney 2011 Qualified Annuity Trust, of which Mr. Mahoney is the trustee, and (b) 45,557 shares issuable to Mr. Mahoney upon exercise of stock options exercisable within 60 days after December 31, 2011. Mr. Mahoney disclaims beneficial ownership of the shares held by such trust except to the extent of his pecuniary interest therein.
(15)	Consists of (a) 69,348 shares held directly by the Sweetwater Trust, of which Ms. Whitman is a trustee, and (b) 43,855 shares issuable to Ms. Whitman upon exercise of stock options exercisable within 60 days after December 31, 2011. Ms. Whitman disclaims beneficial ownership of the shares held by such trust except to the extent of her pecuniary interest therein.
(16)	See footnotes 3 through 15 above. Includes 1,820,211 shares issuable upon exercise of stock options exercisable within 60 days after December 31, 2011.

PROPOSAL 1—ELECTION OF DIRECTORS

Directors and Nominees for Directors

Our board of directors is divided into three classes, with one class being elected each year and members of each class holding office for a three-year term. Our board of directors consists of three Class I directors, Messrs. Griffith and Kagle and Ms. Preotle, three Class II directors, Messrs. Davis, Kenny and Helman, and three Class III directors, Messrs. Case and Mahoney and Ms. Whitman. The Class I, Class II and Class III directors will serve until the annual meetings of stockholders to be held in 2012, 2013 and 2014, respectively, and until their respective successors are elected and qualified. At the annual meeting, two of the Class I directors, Messrs. Griffith and Kagle, will stand for reelection, and Edward P. Gilligan, nominee as Class I director, will stand for election. Ms. Preotle will not stand for reelection at the annual meeting.

Our board of directors has nominated Messrs. Gilligan, Griffith and Kagle for election as Class I directors, each to serve for a three-year term, until the 2015 annual meeting of stockholders or until their respective successors are elected and qualified. All of the nominees have indicated their willingness to serve, if elected; however, if any nominee should be unable to serve, the shares of common stock represented by proxies will be voted for a substitute nominee designated by the board of directors.

For each member of the board whose term of office as a director continues after the meeting, including those who are nominees for election as Class I directors, following is information given by each concerning his or her principal occupation and business experience for at least the past five years, the names of other publicly-held companies for which he or she serves as a director or has served as a director during the past five years, his or her age and length of service as our director and the specific experience, qualifications, attributes or skills that led to the conclusion that the person should serve as a director of Zipcar. There are no familial relationships among any of our directors, nominees for director and executive officers. In addition to the detailed information presented below for each of our directors, we also believe that each of our directors is qualified to serve on our board and has the integrity, business acumen, knowledge and industry experience, diligence, freedom from conflicts of interest and the ability to act in the interests of our stockholders.

The following table sets forth the name, age and position of each of our directors and the nominee for director as of December 31, 2011.

Name	Age	Position
Scott W. Griffith	52	Chairman of the Board and Chief Executive Officer
Stephen M. Case (3)	53	Director
Donn Davis (2)	49	Director
Edward P. Gilligan	52	Nominee for Director
William W. Helman (3)(4)	53	Director
Robert C. Kagle (2)	56	Director
John F. Kenny, Jr. (1)(2)	54	Director
John J. Mahoney, Jr. (1)	60	Director
Jill C. Preotle (1)(5)	62	Director
Margaret C. Whitman (3)	55	Director

(1)	Member of the audit committee.
(2)	Member of the compensation committee.
(3)	Member of the nominating and corporate governance committee.
(4)	Lead independent director.
(5)	Not standing for re-election at the 2012 annual meeting.

Scott W. Griffith has served as our Chief Executive Officer and a member of our board of directors since February 2003 and as Chairman of our board of directors since 2007. For his accomplishments at Zipcar, Mr. Griffith was named one of BusinessWeek’s “Best Leaders of 2006,” was the recipient of Babson College’s

2006 ELiTE Award for entrepreneurship, was selected as a finalist for the Ernst & Young Entrepreneur Of The Year Award in 2007, was honored as a “2009 All-Star of New England’s Innovation Economy” by Mass High Tech and was the winner of Corporate Responsibility Magazine’s “Social Entrepreneur” category in the publication’s 2010 “Responsible CEO of the Year Awards.” In 2011, Root Cause, a nonprofit firm working to advance solutions to social issues, presented its first Business Innovator Award to Mr. Griffith. As a leading authority on transportation and the benefits of car sharing, Mr. Griffith has been interviewed by the world’s top news outlets, including The Wall Street Journal, Newsweek, New York Times, CNN, CNBC, USA Today, Associated Press, CBS-TV, FOX-TV, ABC World News Tonight and Time Magazine. Prior to Zipcar, Mr. Griffith held senior-level positions at The Boeing Company, one of the world’s major aerospace firms, Information America, an Atlanta-based provider of online, public record information, and The Parthenon Group, a boutique, business strategy and investment firm. Mr. Griffith is a member of the board of directors of The Alliance for Business Leadership, a non-partisan alliance of CEOs, executives, entrepreneurs, and investors working to promote long-term economic growth and prosperity for all. He is also Chair of the Leadership Council at Massachusetts General Hospital’s Cancer Center. Mr. Griffith holds a B.S. in Engineering from Carnegie Mellon University and an M.B.A. from the University of Chicago. Mr. Griffith’s leadership, comprehensive knowledge of the car sharing industry, personal passion, strategic vision and inside perspective of the day-to-day operations of Zipcar make him a critical asset to our board.

Stephen M. Case has served as a member of our board of directors since October 2010. Mr. Case co-founded Revolution LLC in April 2005 and has served as its Chairman and Chief Executive Officer since that time. Since August 2011, Mr. Case has served as a Partner of Revolution Growth, a division of Revolution LLC that invests in high-growth consumer companies. Mr. Case served as the Chairman of America Online, Inc., an interactive services company, and its successor, AOL Time Warner from 1995 through January 2003 and continued to serve as a director of AOL Time Warner through December 2005. From 1991 through January 2000, Mr. Case also served as Chief Executive Officer of America Online, which he co-founded in 1985 as Quantum Computing Services. Mr. Case has served on the board of directors of Maui Land & Pineapple Company, a real estate management and development company, since December 2008. Mr. Case is a member of President Obama’s Council on Jobs and Competitiveness, chairman of the Startup America Partnership, co-chair of the National Advisory Council on Innovation and Entrepreneurship and co-chair of The Democracy Project. Mr. Case also serves as Chairman of Exclusive Resorts LLC, a company that operates exclusive vacation homes and resorts, as well as two non-profit organizations—the Case Foundation, a private family foundation, and Accelerate Brain Cancer Cure (ABC2), an entrepreneurial approach to funding brain cancer research. In addition, Mr. Case was a founding organizer of Business Strengthening America and has served as vice chair of the Committee to Encourage Corporate Philanthropy and was also honored with the National Mentoring Partnership Leadership Award. Mr. Case holds a B.A. in political science from Williams College. Mr. Case’s extensive executive leadership experience, many years of service as a director and chairman of a large public company, and his extensive knowledge of our company and industry provide him with a breadth of relevant management, operational and financial qualifications to serve as a member of our board of directors.

Donn Davis has served as a member of our board of directors since October 2007. Mr. Davis co-founded Revolution LLC in April 2005 and served as Revolution LLC’s President from January 2006 to December 2008, Strategic Advisor from January 2009 to December 2009 and again President since January 2010. Since August 2011, Mr. Davis has served as a Partner of Revolution Growth, a division of Revolution LLC that invests in high-growth consumer companies. Mr. Davis served as Chief Executive Officer of Exclusive Resorts LLC, a company that operates exclusive vacation homes and resorts, from July 2004 to August 2007, and as Exclusive Resorts’ Executive Chairman from August 2007 to November 2009. From March 1998 to June 2003, Mr. Davis served as a senior executive in various roles at America Online, Inc., an interactive services company, and its successor company, AOL Time Warner. Mr. Davis holds a B.S. in Finance from Miami University (Ohio) and a J.D. from the University of Michigan Law School. Mr. Davis’s extensive executive leadership experience and business acumen qualify him to serve as a member of our board of directors.

Edward P. Gilligan is a nominee for election as a Class I director. Mr. Gilligan has been Vice Chairman of American Express Company, a global service company, since July 2007 and head of its global consumer, small business and network businesses since October 2009. From July 2007 to October 2009, he was head of the American Express Global Business-to-Business Group. From 2005 to July 2007, he was Group President, American Express International & Global Corporate Services. Mr. Gilligan has served on the board of directors of Concur Technologies, Inc., a leading provider of integrated travel and expense management solutions, since 2008. Mr. Gilligan holds a B.S. in Economics and Management from New York University. We believe Mr. Gilligan’s specific attributes that qualify him to serve as a member of our board of directors include his experience in senior management roles, extensive business leadership and acumen and services as an executive officer of a large public company.

William W. Helman has served as a member of our board of directors since October 2006 and as our lead independent director since July 2010. Since 1988, Mr. Helman has served as a partner of Greylock Partners, a venture capital firm that he joined in 1984. Mr. Helman has served on the board of directors of Ford Motor Company since September 2011 and has served on the board of directors of several privately-held companies. He holds an A.B. from Dartmouth College and an M.B.A. from Harvard Business School. Mr. Helman has over 25 years of experience as a venture capitalist, bringing to our board of directors a keen understanding of the interplay between management and the board.

Robert C. Kagle has served as a member of our board of directors since July 2005. Mr. Kagle has served as a General Partner of Benchmark Capital since its founding in 1995. Mr. Kagle also has served on the board of directors of ZipRealty, Inc., a publicly-traded residential real estate firm, since 1999. Previously, Mr. Kagle served on the boards of directors of Jamba, Inc. and its predecessor from 1996 to 2009, eBay, Inc. from 1997 to 2008 and E-LOAN, Inc. from 1998 to 2005. Mr. Kagle holds a B.S. in electrical and mechanical engineering from the General Motors Institute (renamed Kettering University) and an M.B.A. from Stanford University Graduate School of Business. Mr. Kagle brings to our board of directors more than 25 years of experience as a venture capitalist and director of numerous public and private companies.

John F. Kenny, Jr. has served as a member of our board of directors since February 2010. Mr. Kenny has served as Managing Director of New Day Capital, LLC, a private investment and consulting firm, since April 2010. Previously, he was employed by Iron Mountain Incorporated, a provider of information protection and storage services, where he served as Executive Vice President, Corporate Development from May 2007 to June 2009 and Executive Vice President and Chief Financial Officer from 1997 to 2007. Mr. Kenny also served as a director of Iron Mountain from March 2000 to May 2007. He served as an independent consultant from June 2009 to April 2010. Mr. Kenny holds a B.S. in mechanical engineering from The Massachusetts Institute of Technology and an M.B.A. from Harvard Business School. Mr. Kenny’s many years serving as both a senior executive and director of a large public company provides a breadth of relevant management, operational and financial qualifications to serve as a member of our board of directors.

John J. Mahoney, Jr. has served as a member of our board of directors since October 2010. Mr. Mahoney has served as the Vice Chairman of Staples Inc., the world’s largest office supply chain store, since February 2012. Prior to that, at Staples he served as Vice Chairman and Chief Financial Officer from January 2006 to January 2012, Executive Vice President, Chief Administrative Officer and Chief Financial Officer from October 1997 to January 2006, and Executive Vice President and Chief Financial Officer from September 1996, when he first joined Staples, to October 1997. Before joining Staples, Mr. Mahoney was a partner with the accounting firm of Ernst & Young, where he worked for 20 years, including serving in the firm’s National Office Accounting and Auditing group. He has served on the board of directors of Chico’s FAS, Inc., a public company clothing retailer, since 2007. He also served on the board of directors of Tweeter Home Entertainment Group, a specialty consumer electronics retailer, from April 2004 to May 2007. Mr. Mahoney graduated from the College of the Holy Cross in Worcester, Massachusetts and earned his M.B.A. from Northeastern University. Mr. Mahoney’s extensive retail experience and broad functional skill set give him an appreciation for the business practices that are critical to the success of a growing company such as ours and his breadth of financial and accounting expertise and experience position him well to serve as chairman of our audit committee.

Margaret C. Whitman has served as a member of our board of directors since February 2011. Since September 2011, Ms. Whitman has served as President and Chief Executive Officer of the Hewlett-Packard Company, a multinational information technology corporation. From March 2011 to September 2011, Ms. Whitman served as a part-time strategic advisor to Kleiner, Perkins, Caulfield & Byers, a private equity firm. She served as President and Chief Executive Officer of eBay Inc., the world’s largest online marketplace and payments company, from February 1998 to March 2008, and she served as a member of eBay’s board of directors from February 1998 to January 2009. Prior to eBay, Ms. Whitman served in senior leadership positions at Bain & Co., a global business consulting firm, The Walt Disney Company, an international family entertainment and media enterprise, Stride Rite Corporation, a footwear company, Florists’ Transworld Delivery, a national floral service, and Hasbro, Inc., a toy company. Ms. Whitman also served as a member of the board of directors of Dreamworks Animation SKG from April 2005 to December 2008. Ms. Whitman currently serves on the board of directors of the Hewlett-Packard Company, to which she was elected in January 2011, and the board of directors of The Procter & Gamble Company, on which she served from January 2003 to December 2008, and to which she was re-elected in February 2011. Ms. Whitman holds an A.B. in economics from Princeton University and an M.B.A. from Harvard Business School. Ms. Whitman’s extensive business and leadership experience and broad functional skill set give her an appreciation for the business practices that are critical to the success of a growing company such as ours.

Board Recommendation

OUR BOARD OF DIRECTORS BELIEVES THAT THE ELECTION OF EDWARD P. GILLIGAN, SCOTT W. GRIFFITH, AND WILLIAM C. KAGLE TO SERVE AS CLASS I DIRECTORS, EACH FOR A TERM OF THREE YEARS, IS IN THE BEST INTERESTS OF ZIPCAR AND OUR STOCKHOLDERS AND, THEREFORE, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE NOMINEES.

CORPORATE GOVERNANCE

Our board of directors believes that good corporate governance is important to ensure that Zipcar is managed for the long-term benefit of stockholders. This section describes our executive officers and the key corporate governance guidelines and practices that our board of directors has adopted. Complete copies of our corporate governance guidelines, committee charters and code of conduct are available on the “Investors Relations—Corporate Governance” section of our website, www.zipcar.com. Alternatively, you can request a copy of any of these documents by writing to our Secretary at the following address: Zipcar, Inc., 25 First Street, 4th Floor, Cambridge, Massachusetts 02141.

Executive Officers

For each of our executive officers, other than Mr. Griffith, following is information given by each concerning his age as of December 31, 2011 and his principal occupation and business experience for at least the past five years.

Edward G. Goldfinger, age 50, has served as our Chief Financial Officer since September 2007. Prior to joining Zipcar, Mr. Goldfinger served as Chief Financial Officer of Spotfire, a business intelligence and analytics software company, from March 2007 until Spotfire was acquired in June 2007. Prior to joining Spotfire, Mr. Goldfinger was employed by Empirix Inc., a provider of service quality assurance solutions, where he served as Chief Executive Officer from November 2003 to December 2006 and as Chief Financial Officer from March 2002 to November 2003. From December 2006 to March 2007, Mr. Goldfinger served as an independent consultant. Before joining Empirix, Mr. Goldfinger served as Chief Financial Officer of Sapient Corporation, an IT consulting firm, and held positions with PepsiCo, Inc., most recently, the Chief Financial Officer of the Latin American beverage business. He began his career with KPMG. Mr. Goldfinger holds a B.S. in Economics from the Wharton Undergraduate Program at the University of Pennsylvania.

Mark D. Norman, age 44, has served as our President and Chief Operating Officer since November 2007. Mr. Norman previously served as Chief Executive Officer of Flexcar from June 2006 until our acquisition of Flexcar in November 2007. Prior to joining Flexcar, Mr. Norman served as an independent consultant from November 2005 to June 2006, President and Chief Executive Officer of DaimlerChrysler Canada from January 2004 to November 2005 and Vice President of Sales & Marketing Operations for the Chrysler Group from November 2001 to December 2003. Prior to joining DaimlerChrysler, Mr. Norman was employed by the Ford Motor Company where he held various sales, marketing, manufacturing and business development positions. Mr. Norman holds a B.A. in Economics from Rice University and an M.B.A. from Harvard Business School.

Robert J. Weisberg, age 39, has served as our Chief Marketing Officer since January 2010. Prior to joining Zipcar, Mr. Weisberg was employed by Domino’s Pizza, Inc., where he served as Vice President, Multimedia Marketing from April 2007 to January 2010, and Precision Marketing Director from December 2004 to March 2007. Mr. Weisberg holds a B.A. in Psychology and a certificate in Business Management with a concentration in Marketing from the University of Rochester.

Corporate Governance Guidelines

Our board of directors has adopted corporate governance guidelines to assist in the exercise of its duties and responsibilities and to serve the best interests of Zipcar and our stockholders. These guidelines, which provide a framework for the conduct of the board of directors’ business, provide that:

•	the board of directors’ principal responsibility is to oversee the management of Zipcar;

•	a majority of the members of the board of directors shall be independent directors;

•	the independent directors meet regularly in executive session;

•	directors have full and free access to management, employees and, as necessary and appropriate, independent advisors;

•	all directors are encouraged to participate in continuing director education on an ongoing basis; and

•	annually, the board of directors will conduct a self-evaluation to determine whether it and its committees are functioning effectively.

Determination of Independence

Under applicable Nasdaq rules, a director will only qualify as an “independent director” if, in the opinion of our board, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Our board has determined that none of Messrs. Case, Davis, Gilligan, Helman, Kagle, Kenny and Mahoney and Mses. Preotle and Whitman has a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is an “independent director” as defined under Rule 5605(a)(2) of the Nasdaq Stock Market, Inc. Marketplace Rules.

Board Meetings and Attendance

Our corporate governance guidelines provide that directors are expected to attend the annual meeting of stockholders. We did not hold an annual meeting of stockholders in 2011. During the fiscal year ended December 31, 2011, the board met seven times, either in person or by teleconference, and all of our directors attended at least 75% of our board meetings and meetings of the committees on which he or she then served.

Board Leadership Structure

Our board of directors believes that Mr. Griffith’s service as chairman of our board and chief executive officer is in the best interests of Zipcar and our stockholders. As our chief executive officer and a director since 2003, Mr. Griffith has been an integral part of the leadership of our board and company since its early stages, and he is the director most familiar with our business, industry and the challenges facing our company. Our board believes that Mr. Griffith is best situated to ensure that the board’s attention and efforts are focused on the most critical matters. Mr. Griffith’s combined role ensures clear accountability, enables decisive leadership and enhances our ability to communicate our message and strategy clearly and consistently to our stockholders, employees and members. As our board has determined that each of the members of our board other than Mr. Griffith is independent, our board believes that the independent directors provide effective oversight of management.

Additionally, in July 2010, our board established the position of lead independent director, and the independent members of our board elected Mr. Helman as lead independent director. The lead independent director chairs meetings of our independent directors, facilitates communications between the chairman of our board and other directors, works with the chairman of our board in preparing agendas for each board meeting and consults with the chairman of our board on matters relating to corporate governance and board performance.

Our board believes that its leadership structure is appropriate because it strikes an effective balance between strategy development and independent leadership and management oversight in the board process.

Board’s Role in Risk Oversight

The chairman of our board along with the audit committee and the nominating and corporate governance committee are primarily responsible for the oversight of risk and for periodically reporting on such risk oversight to the full board.

Board Committees

Our board has established three standing committees—audit, compensation, and nominating and corporate governance—each of which operates under a charter that has been approved by our board. Copies of each committee’s charter are posted on our website at www.zipcar.com.

Our board has determined that all of the members of each of the board of directors’ three standing committees satisfy the independence standards for those committees established by applicable SEC and Nasdaq Stock Market rules, including, in the case of all members of the audit committee, the independence requirements contemplated by Rule 10A-3 under the Securities Exchange Act of 1934, or the Exchange Act.

Audit Committee

The audit committee’s responsibilities include:

•	appointing, approving the compensation of, and assessing the independence of our registered public accounting firm;

•	overseeing the work of our registered public accounting firm, including through the receipt and consideration of reports from such firm;

•	reviewing and discussing with management and the registered public accounting firm our annual and quarterly financial statements and related disclosures;

•	monitoring our internal control over financial reporting, disclosure controls and procedures and code of business conduct and ethics;

•	overseeing our internal audit function;

•	discussing our risk management policies;

•	establishing policies regarding hiring employees from the registered public accounting firm and procedures for the receipt and retention of accounting-related complaints and concerns;

•	meeting independently with our internal auditing staff, registered public accounting firm and management;

•	reviewing and approving or ratifying any related person transactions; and

•	preparing the audit committee report required by SEC rules, which is included on page 18 of this proxy statement.

The members of our audit committee are Messrs. Mahoney (Chair) and Kenny and Ms. Preotle. Our board of directors has determined that Mr. Mahoney is an “audit committee financial expert” as defined by applicable SEC rules. The audit committee met six times during the fiscal year ended December 31, 2011.

Compensation Committee

The compensation committee’s responsibilities include:

•	reviewing and recommending for approval by the board our chief executive officer’s compensation;

•	reviewing and approving the compensation of our other executive officers;

•	overseeing an evaluation of our senior executives;

•	overseeing and administering our cash and equity incentive plans;

•	reviewing and making recommendations to our board with respect to director compensation;

•	reviewing and discussing annually with management our “Compensation Discussion and Analysis”;

•	preparing the annual compensation committee report required by SEC rules, which is included on page 36 of this proxy statement; and

•	reviewing and making recommendations to the board with respect to management succession planning.

The processes and procedures followed by our compensation committee in considering, recommending and/or determining executive and director compensation are described below under the heading “Executive and Director Compensation Processes.”

Until September 28, 2011, the members of our compensation committee were Messrs. Kagle (Chair), Davis and Helman. Since September 28, 2011, the members of our compensation committee have been Messrs. Kenny, Davis and Kagle. Mr. Kenny became chair of the compensation committee in December 2011.

Nominating and Corporate Governance Committee

The nominating and corporate governance committee’s responsibilities include:

•	identifying individuals qualified to become board members;

•	recommending to our board the persons to be nominated for election as directors and to each of the board’s committees;

•	developing and recommending to our board corporate governance guidelines; and

•	overseeing an annual self-evaluation of the board.

The processes and procedures followed by the nominating and corporate governance committee in identifying and evaluating director candidates are described below under the heading “Director Nomination Process.”

The members of the nominating and corporate governance committee are Messrs. Case (Chair) and Helman and Ms. Whitman. The nominating and corporate governance committee met twice during the fiscal year ended December  31, 2011.

Code of Business Conduct and Ethics

In July 2010, we adopted a written code of business conduct and ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, and have posted it on the “Investor Relations—Corporate Governance” section of our website. In addition, we intend to post on our website all disclosures that are required by law or Nasdaq Stock Market listing standards concerning any amendments to, or waivers from, any provision of the code. We have not had any waivers of any provision of this code as of the date of this proxy statement.

Executive and Director Compensation Processes

The compensation committee oversees our compensation programs. In this capacity, the compensation committee determines and approves, or recommends for approval to the full board, all compensation decisions related to our executive officers. In addition, the compensation committee periodically reviews and makes recommendations to the board with respect to director compensation. With respect to the grant of equity compensation awards, the compensation committee may form, and delegate authority to, one or more subcommittees as it deems appropriate from time to time under the circumstances (including (a) a subcommittee consisting of a single member and (b) a subcommittee consisting of at least two members, each of whom qualifies as a “non-employee director,” as such term is defined from time to time in Rule 16b-3 promulgated under the Exchange Act, and an “outside director,” as such term is defined from time to time in Section 162(m) of the Internal Revenue Code of 1986, as amended). The compensation committee did not form or delegate authority to any subcommittees during the fiscal year ended December 31, 2011.

The compensation committee has the authority to retain and terminate any compensation consultant to be used to assist in the evaluation of executive officer compensation and has the sole authority to approve the consultant’s fees and other retention terms. The compensation committee also has authority to commission compensation surveys or studies as the need arises. Periodically, the compensation committee retains an independent third party compensation consultant to review director and officer compensation. The compensation committee engaged compensation consultants during fiscal 2011 to review director and officer compensation.

Compensation committee meetings typically have included, for all or a portion of each meeting, our chief executive officer. The compensation committee typically seeks the board’s input in compensation matters involving our chief executive officer. The chief executive officer provides input on all other executive officer compensation matters including the appropriate mix of compensation for such other officers. The chief executive officer does not attend the portion of any meeting or otherwise participate in any decisions regarding his compensation.

Risks Arising from Compensation Policies and Practices

Employee compensation generally consists of salary, stock option awards and, depending on overall company performance among other things, cash bonus payments. We have reviewed our compensation policies and practices for all employees and have concluded that any risks arising from our policies and programs are not reasonably likely to have a material adverse effect on our company.

Director Nomination Process

The process followed by the nominating and corporate governance committee to identify and evaluate director candidates includes requests to board members and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates, and interviews of selected candidates by members of the nominating and corporate governance committee and the board.

In considering whether to recommend any particular candidate for inclusion in the board’s slate of recommended director nominees, the nominating and corporate governance committee will apply the criteria set forth in our corporate governance guidelines. These criteria include the candidate’s integrity, business acumen, knowledge of our business and industry, experience, diligence, freedom from conflicts of interest and the ability to act in the interests of all stockholders. Our corporate governance guidelines provide that the value of diversity on our board should be considered by the nominating and corporate governance committee. The committee does not assign specific weights to particular criteria and no particular criterion is a prerequisite for each prospective nominee. We believe that the backgrounds and qualifications of our directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will allow the board to fulfill its responsibilities. We do not discriminate against candidates based on their race, religion, national origin, sex, sexual orientation, disability or any other basis proscribed by law.

Stockholders may recommend individuals to the nominating and corporate governance committee for consideration as potential director candidates by submitting candidate names, together with appropriate biographical information and background materials and a statement as to whether the stockholder or group of stockholders making the recommendation has beneficially owned more than 5% of our common stock for at least a year as of the date such recommendation is made, to the Nominating and Corporate Governance Committee, c/o Secretary, Zipcar, Inc., 25 First Street, 4th Floor, Cambridge, Massachusetts 02141. Assuming that appropriate biographical and background material has been provided on a timely basis, the committee will evaluate stockholder-recommended candidates by following substantially the same process, and applying substantially the same criteria, as it follows for candidates submitted by others. If the board determines to nominate a stockholder-recommended candidate and recommends his or her election, then his or her name will be included on our proxy card for the next annual meeting.

Stockholders also have the right under our bylaws to directly nominate director candidates, without any action or recommendation on the part of the committee or the board of directors, by following the procedures set forth under “Stockholder Proposals for 2013 Annual Meeting.”

Communicating with the Independent Directors

The board will give appropriate attention to written communications that are submitted by stockholders, and will respond if and as appropriate. The lead director is primarily responsible for monitoring communications from stockholders and for providing copies or summaries to the other directors as he or she considers appropriate.

Communications will be forwarded to all directors if they relate to important substantive matters and include suggestions or comments that the lead director considers to be important for the directors to know. In general, communications relating to corporate governance and corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances and matters as to which we receive repetitive or duplicative communications.

Stockholders who wish to send communications on any topic to the board should address such communications to the Lead Director, c/o Secretary, Zipcar, Inc., 25 First Street, 4th Floor, Cambridge, Massachusetts 02141.

Policies and Procedures for Related Person Transactions

We have adopted written policies and procedures for the review of any transaction, arrangement or relationship in which Zipcar, Inc. or any of its subsidiaries is a participant, the amount involved exceeds $120,000, and one of our executive officers, directors, director nominees or 5% stockholders (or their immediate family members), each of whom we refer to as a “related person,” has or will have a direct or indirect material interest.

If a related person proposes to enter into such a transaction, arrangement or relationship, which we refer to as a “related person transaction,” the related person must report the proposed related person transaction to our General Counsel. The policy calls for any proposed related person transaction to be reviewed and approved by the Audit Committee. Whenever practicable, the reporting, review and approval will occur prior to entry into the transaction. If advance review and approval is not practicable, the committee will review and, in its discretion, may ratify the related person transaction. The policy also permits the chairman of the committee to review and, if deemed appropriate, approve proposed related person transactions that arise between committee meetings, subject to ratification by the committee at its next meeting. Any related person transactions that are ongoing in nature will be reviewed annually.

A related person transaction reviewed under the policy will be considered approved or ratified if it is authorized by the committee after full disclosure of the related person’s interest in the transaction. As appropriate for the circumstances, the committee will review and consider:

•	the related person’s interest in the transaction;

•	the approximate dollar value of the amount involved in the transaction;

•	the approximate dollar value of the amount of the related person’s interest in the transaction without regard to the amount of any profit or loss;

•	whether the transaction was undertaken in the ordinary course of our business;

•	whether the terms of the transaction are no less favorable to us than terms that could have been reached with an unrelated third-party;

•	the purpose of, and the potential benefits to us of, the transaction; and

•

any other information regarding the transaction or the related person in the context of the proposed transaction that would be material to investors in light of the circumstances of the particular transaction.

The committee may approve or ratify the transaction only if the committee determines that, under all of the circumstances, the transaction is in or is not inconsistent with Zipcar’s best interests. The committee may impose any conditions on the related person transaction that it deems appropriate.

In addition to the transactions that are excluded by the instructions to the SEC’s related person transaction disclosure rule, our board of directors has determined that the following transactions do not create a material direct or indirect interest on behalf of related persons and, therefore, are not related person transactions for purposes of this policy: interests arising solely from the related person’s position as an executive officer of another entity (whether or not the person is also a director of such entity) that is a participant in the transaction, where (a) the related person and all other related persons own in the aggregate less than a 10% equity interest in such entity, (b) the related person and his or her immediate family members are not involved in the negotiation of the terms of the transaction and do not receive any special benefits as a result of the transaction, and (c) the amount involved in the transaction equals less than the greater of $200,000 or 5% of the annual gross revenues of the company receiving payment under the transaction.

The policy provides that transactions involving compensation of executive officers shall be reviewed and approved by the compensation committee in the manner specified in its charter.

Audit Committee Report

The audit committee has reviewed our audited financial statements for the fiscal year ended December 31, 2011, and has discussed these financial statements with our management and our independent registered public accounting firm.

Our management is responsible for the preparation of our financial statements and for maintaining an adequate system of disclosure controls and procedures and internal control over financial reporting for that purpose. Our independent registered public accounting firm is responsible for conducting an independent audit of our annual financial statements in accordance with the standards of the Public Company Accounting Oversight Board and issuing a report on the results of their audit. The audit committee is responsible for providing independent, objective oversight of these processes.

The audit committee has also received from, and discussed with, our independent registered public accounting firm various communications that our independent registered public accounting firm is required to provide to the audit committee, including the matters required to be discussed by the Statement on Auditing Standards No. 61, or SAS 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. SAS 61, as amended, requires our independent registered public accounting firm to discuss with the audit committee, among other things, the following:

•	methods to account for significant unusual transactions;

•	the effect of significant accounting policies in controversial or emerging areas for which there is a lack of authoritative guidance or consensus;

•	the process used by management in formulating particularly sensitive accounting estimates and the basis for the auditors’ conclusions regarding the reasonableness of those estimates; and

•	disagreements with management over the application of accounting principles, the basis for management’s accounting estimates and the disclosures in the financial statements.

The audit committee has received the written disclosures and the letter from our independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding our independent registered public accounting firm’s communications with the audit committee concerning independence, and has discussed with the independent registered public accounting firm their independence from Zipcar.

Based on the review and discussions referred to above, the audit committee recommended to our board of directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2011.

Submitted by the audit committee of our board of directors.

John J. Mahoney, Jr. (Chair)

John F. Kenny, Jr.

Jill C. Preotle

Independent Registered Public Accounting Firm’s Fees and Other Matters

Independent Registered Public Accounting Firm’s Fees

The following table summarizes the fees of PricewaterhouseCoopers LLP, our independent registered public accounting firm, for professional services rendered to us for each of the years ended December 31, 2011 and 2010:

Fee Category	2011	2010
Audit (1)	$903,450	$1,452,625
Audit-Related (2)	50,000	130,431
Tax (3)	30,907	20,000
All Other (4)	1,500	1,500

Total	$985,857	$1,604,556

(1)	Audit fees for the years ended December 31, 2011 and 2010 were for professional services rendered for the audit of our consolidated financial statements, the review of our interim financial statements, assistance with review of documents filed with the SEC including those related to our initial public offering and other professional services provided in connection with statutory filings.
(2)	Audit-Related fees for the years ended December 31, 2011 and 2010 were for financial due diligence services related to acquisitions.
(3)	Tax fees for the years ended December 31, 2011 and 2010 were related to tax planning and tax advice services.
(4)	All other fees for the years ended December 31, 2011 and 2010, consist of access to an online library of authoritative financial reporting and assurance accounting literature.

Pre-Approval Policy and Procedures

Our audit committee has adopted policies and procedures relating to the approval of all audit and non-audit services that are to be performed by our independent registered public accounting firm. These policies and procedures generally provides that we will not engage our independent registered public accounting firm to render audit or non-audit services unless the audit committee specifically approves the service in advance or the engagement is entered into pursuant to one of the pre-approval procedures described below.

From time to time, our audit committee may pre-approve specified types of services that are expected to be provided to us by our independent registered public accounting firm during the next 12 months. Any such pre-approval is detailed as to the particular service or type of services to be provided and is also generally subject to a maximum dollar amount.

The audit committee has also delegated to the chairman of our audit committee the authority to approve any audit or non-audit services to be provided to us by our independent registered public accounting firm. Any approval of services by the chairman of the audit committee pursuant to this delegated authority is reported on at the next meeting of the audit committee.

EXECUTIVE AND DIRECTOR COMPENSATION AND RELATED MATTERS

Compensation Discussion and Analysis

This compensation discussion and analysis discusses the material elements of our executive compensation program as it relates to the following individuals, whom we refer to as our named executive officers:

•	Scott W. Griffith, Chairman and Chief Executive Officer;

•	Mark D. Norman, President and Chief Operating Officer;

•	Edward G. Goldfinger, Chief Financial Officer; and

•	Robert J. Weisberg, Chief Marketing Officer.

Executive Summary

Our Business

Zipcar operates the world’s leading car sharing network. Founded in 2000, we provide the freedom of “wheels when you want them” to over 673,000 members, whom we refer to as Zipsters. We operate our membership-based business in 17 major metropolitan areas and on more than 250 college campuses in the United States, Canada, the United Kingdom and Spain. We provide Zipsters with self-service vehicles in conveniently located reserved parking spaces in the neighborhoods where they live and work. Our members may reserve cars by the hour or by the day at rates that include gas, insurance and other costs associated with car ownership.

We believe that our future success is highly dependent on the contributions of our executive management and have designed our compensation program for our leadership team, including the named executive officers, to attract, motivate and retain a talented executive team in a way that we believe rewards performance and is aligned with our stockholders’ long-term interests.

2011 Business Highlights

We achieved a number of important financial and operational goals in 2011, and the compensation of our named executive officers for 2011 reflected their contributions to these achievements. Performance highlights of 2011 included the following:

•	the completion of our initial public offering in April 2011;

•	revenue increased 30% to $241.6 million from $186.1 million in 2010;

•	adjusted EBITDA more than doubled to $10.9 million from $4.2 million in 2010;

•	driving revenue per vehicle per day grew by 9%, from $58 to $63;

•	total members grew 25% to more than 673,000;

•	the successful integration of the acquired U.K. Streetcar operations;

•	the launch of two new markets, Providence and Los Angeles; and

•	the addition of over 40 new universities, bringing total schools served to over 250.

Pay-for-Performance Philosophy

We intend to continue to grow our business by increasing awareness and adoption in existing markets, extending the car-sharing concept, expanding into new international and domestic markets, broadening our relationships with existing members and continuing to focus on building relationships with businesses, universities and governmental organizations. We strive to design each executive’s total compensation package in a pay-for-performance structure to encourage achievement of our goals for the company and the creation of value for our stockholders. Elements of our pay-for-performance structure include:

•

Compensation for our leadership team, including our named executive officers, is designed to focus on specific annual and long-term objectives that we believe will further realization of our growth strategies.

•

The majority of our total compensation for executive officers is awarded through a combination of at-risk cash bonus and long-term equity compensation. For 2011, more than 79% of the total compensation of our named executive officers was at-risk through our annual cash and equity incentive programs.

•	Equity-based incentive awards in the form of stock options tie our executive officers’ realized compensation to increases in the price of our common stock.

•	Executive officers generally do not receive perquisites or other employee benefits that are different from those made available to non-executive employees in the same work location.

Overview of Compensation

The compensation committee of our board of directors oversees our executive compensation program. In this role, our compensation committee designs, implements, reviews and recommends for approval by the board our chief executive officer’s compensation and reviews and approves the compensation of our other executive officers. The compensation committee designs our executive compensation program to achieve the following primary objectives:

Objective	Corresponding Design Element
Attract and retain superior executive talent

•    Compensation programs are designed to be fair, reasonable and competitive relative to the market

•    Compensation committee reviews market compensation data with the advice of an independent compensation consultant

•    Compensation packages are individualized to recognize outstanding contributions and/or tailor compensation packages to attract key individuals

Promote our long-term business and growth strategies

•    Compensation programs are heavily weighted toward compensation based on our operating performance

•    The value of cash incentive awards directly reflect performance against individual and corporate goals

Align pay with performance

•    Variable compensation represents a significant portion of executives’ overall compensation opportunity

•    More than 79% of the total compensation of our named executive officers for 2011 was at-risk through our cash and equity incentive award programs

Encourage the creation of stockholder value	• Realization of a substantial portion of total compensation opportunity depends on performance of our common stock • Equity incentive awards align compensation with stockholders’ interests

Elements of Total Compensation and Relationship to Performance

Key elements of our compensation programs include base salary, an annual cash bonus and equity incentive compensation, which is typically subject to multi-year vesting based on continued service and is currently exclusively in the form of stock options, the value of which depend on the performance of our common stock price.

Our compensation committee assesses the performance of our executives in part based on specific measures and targets established by the compensation committee and our board of directors generally in the first quarter of the calendar year. However, compensation decisions are not driven entirely by financial performance assessments. In setting the compensation of our named executive officers, our compensation committee reviews compensation data of companies in our peer group, as described below under the heading “Defining and Comparing Compensation to Market Benchmarks.” The committee also relies on its members’ business judgment and collective experience in their respective industries, including the technology industry.

For executive officers other than our chief executive officer, our compensation committee has historically sought and considered input from our chief executive officer regarding such executive officers’ responsibilities, performance and compensation. Specifically, our chief executive officer provides input and recommendations regarding base salary adjustments, if any, bonus targets for performance-based bonuses, equity award levels and the short-term and long-term financial and non-financial performance goals that are used throughout our compensation plans, and advises the compensation committee regarding the compensation program’s ability to attract, retain and motivate executive talent. Our compensation committee views each component of executive compensation as related but distinct, and also reviews total compensation of our executive officers to ensure that our overall compensation objectives are met. Our compensation committee has and exercises the discretion to materially increase or decrease the compensation amounts recommended by our chief executive officer.

Our compensation committee routinely meets in executive session, and our chief executive officer is not permitted to attend compensation committee or board of directors’ discussions regarding his own compensation.

Compensation Determination Process

Compensation for our named executive officers is individualized and has been based on a variety of factors, including, in addition to the factors listed above, our financial condition and available resources, our need for that particular executive position, our board of directors’ evaluation of the competitive market based on the experience of our board members with other companies and their review of our peer group compensation data described below, the length of service of an executive and the compensation levels of our other executive officers, each as of the time of the applicable compensation decision. Our compensation committee and board of directors review the performance of each named executive officer on an annual basis during the first quarter of each year, and based on this review and the factors described above, set the executive compensation package, including base salary, annual cash bonus payments and long-term equity incentives, for each executive officer for the coming year.

Defining and Comparing Compensation to Market Benchmarks

In December 2009, our compensation committee retained Towers Perrin Watson Wyatt Worldwide, Inc., or Towers Watson, as its independent compensation consultant to advise it on all matters related to executive compensation and general compensation programs. Towers Watson advised our compensation committee in determining 2011 base salaries and bonus targets for our executives and provided comparative market data on compensation practices and programs based on an analysis of comparable peer companies. With the assistance of Towers Watson, in 2010, the compensation committee selected a compensation peer group of the following 12 publicly traded companies with similar revenues and growth potential to us:

Ancestry.com Constant Contact DigitalGlobe Infospace Loopnet lululemon athletica	OpenTable Rosetta Stone Shutterfly The Knot Under Armour VistaPrint

In early 2011, the compensation committee reviewed this peer group with Towers Watson and approved it without any changes for purposes of setting fiscal year 2011 compensation. Towers Watson did not perform any services other than executive compensation services for us during 2011.

In September 2011, our compensation committee retained Pearl Meyer & Partners, or PM&P, as its independent compensation consultant to advise it on all matters related to executive compensation and general compensation programs and continues to retain PM&P for such purpose. PM&P assists the compensation committee by providing comparative market data on compensation practices and programs based on an analysis of comparable peer companies. Our compensation committee uses this peer group data in determining all elements of our executive officers’ compensation. PM&P also provides guidance on industry best practices. PM&P advised our compensation committee in determining 2012 base salaries, bonus targets and long-term equity incentives for our executives, but did not advise the compensation committee with respect to setting 2011 compensation.

With the assistance of PM&P, in December 2011, the compensation committee selected a slightly modified compensation peer group for purposes of setting fiscal year 2012 compensation. For fiscal year 2012, the peer group consists of the following 12 publicly traded companies, selected because they have one or more business model characteristics similar to ours, including revenue, market capitalization, positive sales growth, similar stage (post-IPO) of business life cycle, strong brand recognition, first mover advantage, providing a strong and recognizable user experience, a large field operations component, international sales and presence, growth strategy focused on both organic and inorganic growth, sustainability focus and multiple sales channels:

Ancestry.com Constant Contact Infospace iRobot lululemon athletica OpenTable	Pandora Media Rosetta Stone Shutterfly Under Armour United Online VistaPrint

The compensation committee intends to review the peer group annually and may adjust the peer group from time to time as the committee, in consultation with its independent compensation consultant, determines is appropriate to reflect the companies against whom we believe we compete for executive talent and stockholder investment.

Compensation Mix

We strive to achieve an appropriate mix between equity incentive awards and cash payments in order to meet our compensation objectives. Any apportionment goal is not applied rigidly and does not control our compensation decisions, and our compensation committee does not have any policies for allocating compensation between long-term and short-term compensation or cash and non-cash compensation. We believe an appropriate mix of compensation elements should reward recent results and encourage our executive officers to achieve high levels of long-term performance. We seek to achieve this mix by compensating our executive officers primarily through a combination of base salary, cash bonuses and equity incentive awards. We do not take a systematic approach to targeting base salary, cash bonus opportunity and equity incentives as certain proportions of total compensation. Instead, the compensation committee, with input from our chief executive officer (except as to his own compensation), determines the mix of compensation elements for each executive officer taking into consideration a number of factors, including benchmarking data, our historical results and such executive officer’s contributions to the achievement of those results, the experience, skills, knowledge and responsibilities of such executive officer, internal comparables, tenure and other similar factors, in order to achieve our compensation objectives, reward recent results and encourage long-term performance.

Base Salary. We use base salaries to recognize the experience, skills, knowledge and responsibilities of our employees, including our executive officers. Base salaries for our named executive officers typically are established through arm’s-length negotiation at the time the executive is hired, taking into account the executive’s qualifications, experience and prior salary. None of our executive officers is currently party to an employment agreement that provides for automatic or scheduled increases in base salary. However, on an annual basis, our compensation committee reviews and evaluates for adjustment the base salaries of our executive officers based on the scope of an executive’s responsibilities, prior experience, individual performance, company-wide performance and compensation data from our peer group for the applicable year. Decisions regarding salary increases may take into account the executive officer’s current salary, equity ownership and the amounts paid to an executive officer’s peers inside our company. Base salaries are also reviewed and adjusted, as deemed appropriate, in the case of promotions or other significant changes in responsibility. Generally, our compensation committee seeks to set base salaries at levels that are consistent with pay at or near the median level of our compensation peer group. Based on all of these factors, for 2011, the compensation committee determined not to adjust the base salaries of Messrs. Griffith, Norman and Weisberg, and, effective as of January 1, 2011, to increase Mr. Goldfinger’s base salary from $262,500 to $265,000.

Effective as of January 1, 2012, the compensation committee approved base salary increases for Messrs. Griffith, Norman and Goldfinger in order to make their salaries more competitive with those of similarly situated executives in our peer group and based on their overall performance and the growth of our company. The compensation committee determined that Mr. Weisberg’s base salary was already at or above the median level of the peer group for 2012 and therefore, the compensation committee did not increase Mr. Weisberg’s base salary for 2012.

The following table sets forth the base salaries for fiscal 2011 and 2012 for our named executive officers:

	Fiscal 2011 Base Salary	Percentage Increase	Fiscal 2012 Base Salary
Scott W. Griffith	$400,000	8.8%	$435,000
Chairman and Chief Executive Officer

Mark D. Norman	$350,000	4.3%	$365,000
President and Chief Operating Officer

Edward G. Goldfinger	$265,000	9.4%	$290,000
Chief Financial Officer

Robert J. Weisberg	$275,000	0.0%	$275,000
Chief Marketing Officer

Annual Cash Bonus. We provide an annual cash bonus for our executive officers. Annual cash bonuses are intended to reward our executives for the achievement of corporate strategic, operational, financial and individual goals. Individual goals are tied to the particular area of expertise of the executive officer and his performance in attaining those objectives relative to external forces and overall individual effort. Our board of directors and compensation committee works with our chief executive officer to develop and approve the performance goals for each executive and our company as a whole. Our board of directors and compensation committee have historically worked, and intend to continue to work, with our chief executive officer and our other executive officers to develop aggressive goals that we believe can be achieved by us and our executive officers with hard work. The goals established by our board of directors and compensation committee are based on our historical operating results and growth rates, as well as our expected future results, and are designed to require significant effort and operational success on the part of our executives and our company. Our board of directors and compensation committee believe that attainment of our 2012 financial goals will require significant levels of effort and operational success on the part of our executive officers.

Amounts payable under the annual cash incentive bonus plan are generally calculated as a percentage of the applicable executive’s base salary. Each executive officer has a target bonus percentage determined by our board of directors and compensation committee. Executive officers are eligible to earn more or less than their target bonus amounts based on the level of performance actually attained.

For 2011, Mr. Griffith’s target bonus percentage was 100% of his base salary; Mr. Goldfinger and Mr. Norman’s target bonus percentages were 60% of their respective base salaries; and Mr. Weisberg’s target bonus percentage was 40% of his base salary. The board of directors and compensation committee determined in 2011 to increase Mr. Goldfinger and Mr. Norman’s target bonus percentages from 50% to 60% to bring bonuses more in line with those paid by companies in our peer group and in recognition of the continued growth of the company, increased operational complexities of the company, including those related to being a public company, and each of their individual contributions to the company.

For 2011, our board of directors and compensation committee determined to establish corporate performance goals for cash incentive bonuses based on revenue, EBITDA and Adjusted EBITDA. For this purpose:

•

EBITDA means earnings before depreciation, interest income and expense, amortization, preferred stock warrant liability adjustment, stock compensation expenses, acquisition and integration costs, taxes and other income related to zero emission vehicle credits; and

•

Adjusted EBITDA means earnings before non-vehicle depreciation, non-vehicle interest, interest income, amortization, preferred stock warrant liability adjustment, stock compensation expenses, acquisition and integration costs, taxes and other income related to zero emission vehicle credits.

The 2011 cash incentive plan was based 80% on financial performance metrics and 20% on individual objectives for each executive. The following table sets forth the financial performance metrics including type, amount and weightings established by the compensation committee in early 2011:

2011 Cash Incentive Financial Performance Metrics	Weighting	Threshold	Target	Maximum
		(in millions)
Revenue	50%	$202.7	$238.5	$262.4
EBITDA	25%	$34.5	$40.6	$44.7
Adjusted EBITDA	25%	$7.8	$10.4	$12.1

20% of each executive officer’s bonus was based on individual objectives because the compensation committee believed it was important that a significant portion of the bonus be based on individual contribution. The individual objectives were as follows:

•

Mr. Griffith’s individual objectives generally related to leading a successful initial public offering, leadership of our board of directors, strategy development and execution of plans to expand Zipcar and the brand internationally and general oversight and leadership of the senior management team.

•

Mr. Norman’s individual objectives generally related to establishing and maintaining initiatives regarding operational excellence, development of a strong operating team and organization and management of our ongoing efforts to improve the customer experience.

•

Mr. Goldfinger’s individual goals generally related to initial public offering readiness, managing investor relations, obtaining and maintaining debt facilities, risk management and establishing a public-company level finance organization.

•

Mr. Weisberg’s individual goals generally related to the continuing development of a strong marketing organization, developing and executing member marketing programs and positioning initiatives and enhancing and aligning our international marketing and branding efforts.

Under the 2011 bonus plan, no variable compensation payments would have been made with respect to a financial target unless at least 85% of each of the revenue target and EBITDA target and at least 75% of the Adjusted EBITDA target were achieved. If these thresholds were met, then to the extent the achievement of any of the financial targets was greater than 100%, variable compensation payouts associated with such target may have exceeded 100%, up to a maximum of 150%, and additional variable compensation amounts would have been calculated on a straight line basis.

For 2011, our revenue was $241.6 million, our EBITDA was $37.3 million and our adjusted EBITDA was $10.9 million. Based on our performance against our targets, each executive was eligible to receive 97% of the portion of his cash incentive bonus related to our performance against the specified revenue and earnings targets.

Our compensation committee determined that in 2011, each of our named executive officers substantially met his respective individual objectives as follows: Mr. Griffith, 79%; Mr. Goldfinger, 90%; Mr. Norman, 87% and Mr. Weisberg, 67%. In addition, on a weighted-average basis, we achieved 99.8% of revenue and earnings targets for 2011. As a result of their performance against their individual objectives and our performance against the revenue and earnings targets, the named executive officers were entitled to bonus payouts for 2011 at the following levels: Mr. Griffith, $374,000; Mr. Goldfinger, $153,000; Mr. Norman, $200,000; and Mr. Weisberg, $101,000.

In February 2012, our compensation committee approved the 2012 target bonus levels for our executive officers. For the year ending December 31, 2012, the target percentage and dollar amount for the annual cash bonus for each of our named executive officers, based on 100% achievement of the performance targets discussed below, are as follows:

Name and Principal Position	Target Annual Cash Bonus as a Percentage of Base Salary	Target Annual Cash Bonus
Scott W. Griffith	100%	$435,000
Chairman and Chief Executive Officer

Mark D. Norman	60%	$219,000
President and Chief Operating Officer

Edward G. Goldfinger	60%	$174,000
Chief Financial Officer

Robert J. Weisberg	40%	$110,000
Chief Marketing Officer

In February 2012, our compensation committee also determined the principal components for bonus payouts to our executive officers for the fiscal year ending December 31, 2012:

•

70% of each executive’s target bonus is based upon our attainment of specified revenue and Adjusted EBITDA targets, with such targets determined by our board of directors in February 2012. Under the 2012 bonus plan, no variable compensation payments will be made with respect to a financial target unless at least 90% of the revenue target and at least 75% of the Adjusted EBITDA target are achieved. If these thresholds are met, then to the extent the achievement of either of the financial targets is greater than 100%, variable compensation payouts associated with such target may exceed 100%, up to a maximum of 175%, and additional variable compensation amounts will be calculated on a straight line basis; and

•	30% of each executive’s target bonus is based on individual objectives because the committee believes it is important that a significant portion of the bonus be based on individual contribution.

Our compensation committee designed the 2012 targets to require significant effort and operational success on the part of the executives and Zipcar. Our compensation committee determined to place greater weight on individual objectives for 2012 targets than for 2011 targets based on peer group benchmarking and the determination by the board of directors that increased weighting of individual goals would more appropriately align our leadership team’s goals with overall company performance not limited to selected financial metrics.

Long-Term Equity Incentives. Our equity award program is the primary vehicle for offering long-term incentives to our executives. While we do not have any equity ownership guidelines for our executives, we believe that equity grants provide our executives with a strong link to our long-term performance, create an ownership culture and help to align the interests of our executives and our stockholders. All stock options are granted with exercise prices equal to the fair market value of our common stock on the date of grant. Because employees profit from stock options only if our stock price increases relative to the stock option’s exercise price, we believe stock options provide meaningful incentives to employees to achieve increases in the value of our stock over time. In addition, the vesting feature of our equity grants contributes to executive retention by providing an incentive to our executives to remain in our employ during the vesting period. Our executives are eligible to receive stock-based awards pursuant to our 2011 stock incentive plan. Under this plan, executives are eligible to receive grants of stock options, restricted stock awards, restricted stock unit awards, stock appreciation rights and other stock-based equity awards at the discretion of the compensation committee.

We grant stock option awards to our named executive officers at the time they commence employment with us and periodically thereafter in connection with their promotion (if applicable), to reward them, for retention purposes or for other circumstances recommended by the compensation committee, or by our chief executive officer for executive officers other than himself. In connection with their review of all compensation elements, on an annual basis, our compensation committee determines whether to make additional grants to each of our named executive officers based on peer group benchmarking data and each such executive officer’s performance, skill set, tenure and current holdings of equity awards.

Typically, the initial stock options we grant to our executives vest at a rate of 25% at the end of the first year and in equal monthly installments over the succeeding three years. Subsequent grants to our executives vest in equal monthly installments over four years. Vesting ceases upon termination of employment and exercise rights cease shortly thereafter except in the case of death or disability. Prior to the exercise of an option, the holder has no rights as a stockholder with respect to the shares subject to such option, including voting rights or the right to receive dividends or dividend equivalents.

In February 2011, our board of directors granted options to Messrs. Griffith, Norman and Goldfinger to purchase 250,000, 125,000 and 125,000 shares of our common stock, respectively. Each of these options vests in 48 equal monthly installments beginning on the one-month anniversary of the vesting commencement date. The exercise price for each of these option grants was $14.42 per share, the fair market value of our common stock as of the grant date as determined by our board of directors. In February 2012, our board of directors granted options to Messrs. Griffith, Norman and Goldfinger to purchase 220,000, 75,000 and 75,000 shares of our common stock, respectively. Each of these options vests in 48 equal monthly installments beginning on the one-month anniversary of the vesting commencement date. The exercise price for each of these option grants was $13.28 per share, the closing price of our common stock on the Nasdaq Global Select Market on the grant date. In connection with the commencement of Mr. Weisberg’s employment with us in 2010, the board of directors granted him an option. Based primarily on this recent stock option grant and peer group benchmarking data, the board of directors determined not to grant an option to Mr. Weisberg in 2011 or 2012.

Benefits and Other Compensation. We maintain broad-based benefits that are provided to all employees, including our 401(k) plan, flexible spending accounts, medical, dental and vision care plans, life and accidental death and dismemberment insurance policies and long-term and short-term disability plans. Executive officers are eligible to participate in each of these programs on the same terms as non-executive employees. Our 401(k) plan is a tax-qualified retirement savings plan pursuant to which all U.S.-based employees, including executive officers, may contribute the lesser of up to 90% of their annual salary or the limit prescribed by the Internal Revenue Service on a before-tax basis. While our 401(k) plan permits an employer match, we do not currently provide one. We do not provide any retirement benefits separate from the 401(k).

We do not currently offer any reportable perquisites to our executive officers.

Severance and Change-of-Control Benefits. We consider the maintenance of our executive management team to be essential to protecting and enhancing our best interests and recognize that the uncertainty which may exist among our named executive officers with respect to their “at-will” employment with us may result in the their departure or distraction to our detriment. To encourage the continued attention and dedication of our named executive officers, we have agreed, pursuant to offer letters we have executed with each named executive officer, the terms of which are described below under “Offer Letter Agreements/Vesting Acceleration,” to provide each of Messrs. Griffith, Norman, Goldfinger and Weisberg severance benefits, including accelerated vesting of stock options, if their respective employment terminates under certain circumstances. The offer letters do not provide for any tax gross-up payments to our named executive officers.

Our practice with respect to change-of-control benefits has been to structure stock options granted to executives with a combination of “single trigger” and “double trigger” vesting. In other words, the change of control itself triggers only partial accelerated vesting. Additional acceleration of stock option vesting occurs only if the employment of the executive is terminated after the change of control either by the executive officer for “Good Reason” or by us without “Cause” (as those terms are defined in the applicable stock option agreements). We believe a combination of “single trigger” and “double trigger” vesting maximizes stockholder value because it limits any unintended windfalls to executives in the event of a friendly change of control, while still providing them appropriate incentives to cooperate in negotiating any change of control, including a change of control in which they believe they may lose their jobs.

Tax Considerations

Section 162(m) of the Internal Revenue Code of 1986, as amended generally disallows a tax deduction for compensation in excess of $1.0 million paid to our chief executive officer and our three other most highly paid executive officers (other than our chief financial officer). Qualifying performance-based compensation is not subject to the deduction limitation if specified requirements are met. We periodically review the potential consequences of Section 162(m). Our compensation committee may, in its judgment, authorize compensation payments that do not comply with the exemptions in Section 162(m) when it believes that such payments are appropriate to attract and retain executive talent and are in our best interest and that of our stockholders.

Summary Compensation Table for 2011

The following table sets forth the total compensation paid to our named executive officers for the years ended December 31, 2009, 2010 and 2011.

Name and Principal Position	Year	Salary ($)	Bonus ($)		Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)		Total ($)
Scott W. Griffith	2011	400,000	—		2,043,350	374,000	—		2,817,350
Chairman and Chief Executive Officer	2010 2009	400,000 375,000	— —		1,273,750 —	360,160 225,000	— —		2,033,910 600,000

Mark D. Norman	2011	350,000	—		1,021,675	200,000	—		1,571,675
President and Chief Operating Officer	2010 2009	350,000 350,000	— —		254,750 —	159,670 104,475	— —		764,420 454,475

Edward G. Goldfinger	2011	265,000	—		1,021,675	153,000	—		1,439,675
Chief Financial Officer	2010 2009	262,500 236,250	— —		318,437 —	119,753 75,257	— —		700,690 311,507

Robert J. Weisberg (3)	2011	275,000	—		—	101,000	—		376,000
Chief Marketing Officer	2010	275,000	50,000	(4)	644,575	97,630	25,788	(4)	1,092,993

(1)	The amounts in the “Option Awards” column reflect the aggregate grant date fair value of share-based compensation awarded during the year computed in accordance with the provisions of Financial Accounting Standards Board, or FASB, Accounting Standard Codification, or ASC, Topic 718, excluding the impact of estimated forfeitures related to service-based vesting conditions (which in our case were none). For additional information, including the assumptions used when determining the fair value of the awards, see Note 8, “Stock-based Compensation,” to our Consolidated Financial Statements for the year ended December 31, 2011 included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 9, 2012. We did not grant any option awards to our named executive officers in 2009.
(2)	Reflects cash bonus awards paid to our named executive officers under our annual cash incentive bonus plans for performance in 2009, 2010 and 2011, as described above.
(3)	Mr. Weisberg joined Zipcar in 2010.
(4)	Mr. Weisberg received a signing bonus of $50,000 and a $25,788 relocation stipend in connection with his commencement of employment with us.

Grants of Plan-Based Awards in 2011

The following table sets forth information for 2011 regarding grants of compensation in the form of plan-based awards made during 2011 to our named executive officers.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($) (2)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)
Scott W. Griffith	—	—	400,000	560,000	—	—	—
	2/24/2011	—	—	—	250,000	14.42	2,043,350
Mark D. Norman	—	—	210,000	294,000	—	—	—
	2/24/2011	—	—	—	125,000	14.42	1,021,675
Edward G. Goldfinger	—	—	159,000	222,600	—	—	—
	2/24/2011	—	—	—	125,000	14.42	1,021,675
Robert J. Weisberg	—	—	110,000	154,000	—	—	—

(1)	Represents threshold, target and maximum payout levels under our annual performance-based incentive bonus plan for 2011. Actual cash bonus amounts paid to each named executive officer are set forth in the Summary Compensation Table above under the column entitled “Non-Equity Incentive Plan Compensation” for 2011.
(2)	Amounts reflect the aggregate grant date fair value of stock options awarded during the year computed in accordance with the provisions of FASB ASC Topic 718, excluding the impact of estimated forfeitures related to service-based vesting conditions (which in our case were none). For additional information, including the assumptions used when determining the fair value of the awards, see Note 8, “Stock-based Compensation,” to our Consolidated Financial Statements for the year ended December 31, 2011 included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 9, 2012.

Outstanding Equity Awards at Fiscal Year 2011 End

The following table sets forth information regarding outstanding stock options held as of December 31, 2011 by our named executive officers.

Name	Vesting Commencement Date		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
Scott W. Griffith	11/30/2005	(1)	375,000	—	0.98	11/29/2015
	11/3/2008	(2)	192,704	57,296	5.10	11/3/2018
	2/25/2010	(2)	114,580	135,420	8.74	2/25/2020
	2/24/2011	(2)	52,082	197,918	14.42	2/24/2021

Mark D. Norman	11/1/2007	(1)	478,749	—	4.50	11/1/2017
	2/25/2010	(2)	10,417	27,084	8.74	2/25/2020
	2/24/2011	(2)	26,041	98,959	14.42	2/24/2021

Edward G. Goldfinger	9/4/2007	(1)	237,500	—	4.50	9/3/2017
	11/3/2008	(2)	38,541	11,459	5.10	11/3/2018
	2/25/2010	(2)	28,644	33,856	8.74	2/25/2020
	2/24/2011	(2)	26,041	98,959	14.42	2/24/2021

Robert J. Weisberg	1/21/2010	(3)	59,894	65,106	8.74	1/21/2020

(1)	This option is fully vested.

(2)	This option vests in 48 equal monthly installments beginning on the one month anniversary of the vesting commencement date.
(3)	This option vests 25% on the first anniversary of the vesting commencement date. The remainder vests in 36 equal monthly installments thereafter.

These option grants are subject to acceleration upon a change in control of our company as further described in the “Executive Compensation—Potential Payments upon Termination or Change in Control” section of this proxy statement.

Options Exercises and Stock Vested in 2011

The following table sets forth information on stock options exercised by our named executive officers in 2011. None of our named executive officers hold shares of restricted stock.

Name	Option Awards
	Number of Shares Acquired on Exercise	Value Realized on Exercise (1)
Scott W. Griffith	—	—
Mark D. Norman	33,750	$402,629
Edward G. Goldfinger	25,000	$337,500
Robert J. Weisberg	—	—

(1)	Represents the value of exercised options calculated by multiplying (i) the number of shares of our common stock to which the exercise of the option related, by (ii) the difference between the per share market value of our common stock the date of exercise and the exercise price of the option.

Offer Letter Agreements/Vesting Acceleration

In February 2010, we entered into an amended offer letter agreement with Mr. Griffith, which provided for an annual base salary of $400,000 and a maximum bonus of up to $400,000. In the event Mr. Griffith’s employment is terminated by us without cause or by Mr. Griffith for good reason, Mr. Griffith would be entitled to continued payment of his base salary for 12 months. In February 2012, we entered into an amendment to the offer letter agreement to provide for an annual base salary of $435,000 and a bonus of up to 100% of his annualized base salary. This amendment also provides that, in the event Mr. Griffith’s employment is terminated by us without cause or by Mr. Griffith for good reason within 12 months following a change in control of Zipcar, Mr. Griffith would be entitled to continued payment of his base salary for 24 months plus 200% of his target bonus for the year during which he is terminated. Mr. Griffith must execute a general release of all claims against us and our affiliates in order to receive any severance payments. With respect to options granted before February 2012, Mr. Griffith is entitled to vesting acceleration of 25% of his unvested stock options in the case of a change in control of Zipcar and additional vesting acceleration of 25% of his remaining unvested stock options in the event his employment is terminated by us without cause or by Mr. Griffith for good reason within 12 months following a change in control. With respect to options granted in or after February 2012, Mr. Griffith is entitled to vesting acceleration of 25% of his unvested stock options in the case of a change in control of Zipcar and additional vesting acceleration of 100% of his remaining unvested stock options in the event his employment is terminated by us without cause or by Mr. Griffith for good reason within 12 months following a change in control.

In April 2010, we entered into an amended offer letter agreement with Mr. Norman, which provided for an annual base salary of $350,000 and a bonus of up to 50% of Mr. Norman’s annualized base salary. Mr. Norman’s target bonus percentage was increased to 60% for 2011. In the event Mr. Norman’s employment is terminated by us without cause or by Mr. Norman for good reason, Mr. Norman is entitled to receive a payment equal to 12 months of his then current base salary. In February 2012, we entered into an amendment to the offer letter agreement to provide for an annual base salary of $365,000 and a bonus of up to 60% of his annualized base salary. This amendment also provides that, in the event Mr. Norman’s employment is terminated by us without cause or by Mr. Norman for good reason within 12 months following a change in control of Zipcar, Mr. Norman is entitled to 100% of his target bonus for the year during which he is terminated in addition to a payment of 12 months of his then current base salary. Mr. Norman must execute a general release of all claims against us and our affiliates in order to receive any severance payments. With respect to options granted before February 2012, Mr. Norman is entitled to vesting acceleration of 25% of his unvested stock options in the case of a change in control of Zipcar and additional vesting acceleration of 25% of his remaining unvested stock options in the event his employment is terminated by us without cause or by Mr. Norman for good reason within 12 months following a change in control. With respect to options granted in or after February 2012, Mr. Norman is entitled to vesting acceleration of 25% of his unvested stock options in the case of a change in control of Zipcar and additional vesting acceleration of 100% of his remaining unvested stock options in the event his employment is terminated by us without cause or by Mr. Norman for good reason within 12 months following a change in control.

In April 2010, we entered into an amended offer letter agreement with Mr. Goldfinger, which provided for an annual base salary of $262,500 and a bonus of up to 50% of his annualized base salary. For fiscal 2011, Mr. Goldfinger’s base salary was increased to $265,000 and his target bonus percentage was increased to 60%. In the event Mr. Goldfinger’s employment is terminated by us without cause or by Mr. Goldfinger for good reason, Mr. Goldfinger would be entitled to continued payment of his base salary for six months. In February 2012, we entered into an amendment to the offer letter agreement with Mr. Goldfinger, which provides for an annual base salary of $290,000 and a bonus of up to 60% of his annualized base salary. This amendment also provides that, in the event Mr. Goldfinger’s employment is terminated by us without cause or by Mr. Goldfinger for good reason within 12 months following a change in control of Zipcar, Mr. Goldfinger would be entitled to continued payment of his base salary for 12 months plus 100% of his target bonus for the year during which he is terminated. Mr. Goldfinger must execute a general release of all claims against us and our affiliates in order to receive any severance payments. With respect to options granted before February 2012, Mr. Goldfinger is entitled to vesting acceleration of 25% of his unvested stock options in the case of a change in control of Zipcar and additional vesting acceleration of 25% of his remaining unvested stock options in the event his employment is terminated by us without cause or by Mr. Goldfinger for good reason within 12 months following a change in control. With respect to options granted in or after February 2012, Mr. Goldfinger is entitled to vesting acceleration of 25% of his unvested stock option in the case of a change in control of Zipcar and additional vesting acceleration of 100% of his remaining unvested stock option in the event his employment is terminated by us without cause or by Mr. Goldfinger for good reason within 12 months following a change in control.

On December 4, 2009, we entered into an offer letter agreement with Mr. Weisberg, which provides for an annual base salary of $275,000 and a bonus of up to 40% of his annualized base salary. In the event Mr. Weisberg’s employment is terminated by us without cause or by Mr. Weisberg for good reason, Mr. Weisberg would be entitled to continued payment of his base salary for six months. Mr. Weisberg must execute a general release of all claims against us and our affiliates in order to receive any severance benefits. Mr. Weisberg is also entitled to vesting acceleration of 25% of his unvested stock options in the case of a change in control of Zipcar and additional vesting acceleration of 25% of his remaining unvested stock options in the event his employment is terminated by us without cause or by Mr. Weisberg for good reason within 12 months following a change in control.

Each of our named executive officers will be subject to non-competition and non-solicitation obligations for a period of one year after the date of termination of employment with us.

Potential Payments upon Termination or Change in Control

Potential Payments upon a Change in Control

The following table sets forth the benefits that would have been payable by us to each of our named executive officers upon a change in control of our company where the named executive officer’s employment is terminated without cause within 12 months after the change in control. These amounts are calculated on the assumption that the employment termination and change in control event both took place on December 31, 2011. Amounts below reflect potential payments pursuant to each executive officer’s offer letter agreement in effect on February 22, 2012, taking into account the amendments to such agreements with Messrs. Griffith, Norman and Goldfinger on February 22, 2012, and pursuant to stock options granted under the 2010 stock incentive plan and the 2000 stock option/stock issuance plan.

Name	Cash Payment	Value of Accelerated Options (1)
Scott W. Griffith	$1,600,000	$485,816
Mark D. Norman	$560,000	$55,453
Edward G. Goldfinger	$424,000	$111,015
Robert J. Weisberg	$137,500	$133,295

(1)	Amounts calculated based on the aggregate amount by which the fair market value of the common stock subject to unvested equity awards exceeded the aggregate exercise price of the awards as of December 31, 2011, using a per share fair market value equal to $13.42, the closing price of our common stock on the Nasdaq Global Select Market on December 30, 2011 (the Nasdaq Global Select Market was closed on December 31, 2011, a Saturday).

Potential Payments upon Termination Apart From a Change in Control

The following table sets forth the benefits that would have accrued to our named executive officers if their respective employment had been terminated by us without cause on December 31, 2011 or if the named executive officer had terminated his respective employment for good reason on December 31, 2011, in the event such termination occurred prior to or more than 12 months following a change in control of our company, pursuant to such named executive officer’s offer letter in effect on February 22, 2012.

Name	Salary
Scott W. Griffith	$400,000
Mark D. Norman	$350,000
Edward G. Goldfinger	$132,500
Robert J. Weisberg	$137,500

Risk Considerations in our Compensation Program

Our compensation committee has reviewed and evaluated the philosophy and standards on which our compensation plans have been developed and implemented across our company. It is our belief that our compensation programs do not encourage inappropriate actions by our executive officers. We do not believe that any risks arising from our employee compensation policies and practices are reasonably likely to have a material adverse effect on our company. In addition, we do not believe that the mix and design of the components of our executive compensation program encourage management to assume excessive risks.

We believe that our current business process and planning cycle fosters the following behaviors and controls that mitigate the potential for adverse risk caused by the action of our executives:

•

Annual establishment of corporate and individual objectives for our executive officers that are consistent with our annual operating and strategic plans, that are designed to achieve the proper risk reward balance, and that should not require excessive risk taking to achieve.

•	Incentive awards are based on a review of a variety of indicators, including both financial performance and strategic achievements.

•

The mixes between fixed and variable, annual and long-term, and cash and equity compensation are designed to encourage strategies and actions that balance Zipcar’s short-term and long-term best interests.

•	Stock option awards vest over a period of time. We believe a longer time horizon before receiving the value of a stock option award encourages executives to take a long-term view of our business.

Director Compensation Table

The following table sets forth a summary of the compensation earned by or paid to our non-employee directors in 2011:

Name	Fees Earned or Paid In Cash($)	Option Awards ($) (1) (2)	Total ($)
Stephen M. Case	$22,500	$—	$22,500
Donn Davis	22,500	—	22,500
William W. Helman	23,500	—	23,500
Robert C. Kagle	26,250	—	26,250
John F. Kenny, Jr.	27,500	—	27,500
John J. Mahoney, Jr.	33,750	—	33,750
Jill C. Preotle	26,250	—	26,250
Margaret C. Whitman	21,000	300,168	321,168

(1)	The amount in this column reflects the grant date fair value of awards made to such individual in accordance with FASB Codification Topic 718 and other relevant guidance, excluding forfeitures, for awards in 2011 pursuant to our 2010 stock incentive plan. Assumptions used in the calculation of this amount is included in Note 8 to our audited financial statements for the fiscal year ended December 31, 2011 included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 9, 2012.
(2)	At December 31, 2011, our non-employee directors held no stock awards and held options to purchase shares of our common stock as follows:

Director	Aggregate Number of Shares Underlying Stock Options
Stephen M. Case	—
Donn Davis	—
William W. Helman	—
Robert C. Kagle	—
John F. Kenny, Jr.	39,250
John J. Mahoney, Jr.	32,650
Jill C. Preotle	—
Margaret C. Whitman	36,725

The following summarizes the terms of the compensatory arrangements for non-employee directors. Mr. Griffith receives no compensation for his service as Chairman of our board of directors:

Annual retainer fees for services on the board of directors	$25,000
Additional annual retainer fees for board of director committee service:
Audit Committee Chair	$20,000
Audit Committee Member (other than Chair)	$10,000
Compensation Committee Chair	$10,000
Compensation Committee Member (other than Chair)	$5,000
Nominating and Corporate Governance Committee Chair	$5,000
Nominating and Corporate Governance Committee Member (other than Chair)	$3,000

Upon election to our board of directors, new non-employee directors receive an initial option grant equal to $200,000 and, following each of our annual meetings, each non-employee director will receive an annual option grant equal to $50,000, in each case using the Black-Scholes option valuation model. The value of these option grants is subject to annual review by our board of directors.

Limitation of Liability and Indemnification

Our certificate of incorporation limits the personal liability of directors for breach of fiduciary duty to the maximum extent permitted by the Delaware General Corporation Law and provides that no director will have personal liability to us or to our stockholders for monetary damages for breach of fiduciary duty or other duty as a director. However, these provisions do not eliminate or limit the liability of any of our directors:

•	for any breach of the director’s duty of loyalty to us or our stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	for voting or assenting to unlawful payments of dividends, stock repurchases or other distributions; or

•	for any transaction from which the director derived an improper personal benefit.

Any amendment to or repeal of these provisions will not eliminate or reduce the effect of these provisions in respect of any act, omission or claim that occurred or arose prior to such amendment or repeal. If the Delaware General Corporation Law is amended to provide for further limitations on the personal liability of directors of corporations, then the personal liability of our directors will be further limited to the greatest extent permitted by the Delaware General Corporation Law.

In addition, our certificate of incorporation provides that we must indemnify our directors and officers and we must advance expenses, including attorneys’ fees, to our directors and officers in connection with legal proceedings, subject to very limited exceptions.

We maintain a general liability insurance policy that covers certain liabilities of our directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers. In addition, we have entered into indemnification agreements with all of our directors and executive officers. These indemnification agreements may require us, among other things, to indemnify each director and executive officer for some expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by him in any action or proceeding arising out of his service as one of our directors or executive officers.

Certain of our non-employee directors may, through their relationships with their employers, be insured and/or indemnified against certain liabilities incurred in their capacity as members of our board of directors.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table provides information as of December 31, 2011 regarding compensation plans (including individual compensation arrangements) under which our equity securities are authorized for issuance.

	(a)	(b)	(c)
	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (1)
Equity compensation plans approved by security holders	4,472,747	$7.56	2,414,635
Equity compensation plans not approved by security holders	—	—	—

Total	4,472,747	$7.56	2,414,635

(1)	Comprises shares available for grant under our 2011 stock incentive plan, which plan was approved by our stockholders on March 23, 2011. On January 1, 2012, the number of shares available for future issuance under our 2011 stock incentive plan was increased by 1,189,675 shares pursuant to the terms of such plan.

Compensation Committee Interlocks and Insider Participation

No member of our compensation committee is or has been a current or former officer or employee of us or had any related person transaction involving us. None of our executive officers served as a director or a member of a compensation committee (or other committee serving an equivalent function) of any other entity, one of whose executive officers served as a director or member of our compensation committee during 2011.

Compensation Committee Report

The compensation committee has reviewed and discussed the Compensation Discussion and Analysis, required by Item 402(b) of Regulation S-K, with Zipcar’s management. Based on this review and discussion, the compensation committee recommended to our board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

Submitted by the compensation committee of our board of directors.

John F. Kenny, Jr. (Chair)

Donn Davis

Robert C. Kagle

PROPOSAL 2—RATIFICATION OF THE APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee has selected PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2012. Although stockholder approval of the audit committee’s appointment of PricewaterhouseCoopers LLP is not required by law, the board and the audit committee believe that it is advisable to give stockholders an opportunity to ratify this appointment. If the stockholders do not ratify the appointment of PricewaterhouseCoopers LLP, the audit committee will reconsider the matter. A representative of PricewaterhouseCoopers LLP is expected to be present at the meeting to respond to appropriate questions and to make a statement if he or she so desires.

Board Recommendation

OUR BOARD OF DIRECTORS BELIEVES THAT THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS ZIPCAR’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2012 IS IN THE BEST INTERESTS OF ZIPCAR AND OUR STOCKHOLDERS AND, THEREFORE, RECOMMENDS THAT YOU VOTE “FOR” THIS PROPOSAL.

PROPOSAL 3—ADVISORY VOTE ON EXECUTIVE COMPENSATION

We are providing our stockholders the opportunity to vote to approve, on an advisory, non-binding basis, the compensation of the executive officers as disclosed in this proxy statement, who we refer to as our “named executive officers,” in accordance with the SEC’s rules. This proposal, which is commonly referred to as “say-on-pay,” is required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, which added Section 14A to the Exchange Act. Section 14A of the Exchange Act also requires that stockholders have the opportunity to cast an advisory vote with respect to whether future executive compensation advisory votes should be held every one, two or three years, which is the subject of Proposal No. 4.

Pay for Performance. As described in more detail in the Compensation Discussion and Analysis section of this proxy statement, or the CD&A, our executive officers’ compensation is heavily weighted toward compensation based on our operating performance, with more than 79% of the total compensation of our named executive officers at risk for fiscal 2011 through our annual cash and equity incentive programs. Our incentive compensation based on corporate performance consists of annual cash incentive awards and stock options. Our annual cash incentive program is dependent on our revenue and earnings, while equity incentive programs are dependent on the performance of our share price. You can find more detailed information about our annual and long-term cash incentive programs in the CD&A.

Benefit Programs and Perquisites. We generally do not provide benefit programs or perquisites to our executive officers that are different from those that are available to our non-executive employees who work in the same location.

Consultant Independence. Our compensation committee’s independent consultant is retained directly by the compensation committee and provides no other services to Zipcar besides compensation services.

Our board of directors recommends that the stockholders approve the following non-binding advisory vote on the following resolution:

RESOLVED, that the compensation paid to Zipcar’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the SEC, including the compensation discussion and analysis, the compensation tables and any related material disclosed in this proxy statement, is hereby approved.

As an advisory vote, this proposal is not binding. Neither the outcome of this advisory vote nor of the advisory vote included in Proposal 4 overrules any decision by us or our board of directors (or any committee thereof), creates or implies any change to the fiduciary duties of us or our board of directors (or any committee thereof), or creates or implies any additional fiduciary duties for us or our board of directors (or any committee thereof). However, our compensation committee and board of directors value the opinions expressed by our stockholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for named executive officers.

Board Recommendation

OUR BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DESCRIBED IN THIS PROXY STATEMENT.

PROPOSAL 4—ADVISORY VOTE ON THE FREQUENCY OF

FUTURE EXECUTIVE COMPENSATION ADVISORY VOTES

In Proposal 3, we are providing our stockholders the opportunity to vote to approve, on an advisory, non-binding basis, the compensation of our named executive officers. In this Proposal 4, we are asking our stockholders to cast a non-binding advisory vote regarding the frequency of future executive compensation advisory votes. Stockholders may vote for a frequency of every one, two, or three years, or may abstain.

Our board of directors will take into consideration the outcome of this vote in making a determination about the frequency of future executive compensation advisory votes. However, because this vote is advisory and non-binding, our board of directors may decide that it is in the best interests of our stockholders and Zipcar to hold the advisory vote to approve executive compensation more or less frequently.

After careful consideration, our board of directors believes that an executive compensation advisory vote should be held every year, and therefore our board of directors recommends that you vote for a frequency of EVERY YEAR for future executive compensation advisory votes.

Our board of directors believes that an annual executive compensation advisory vote will facilitate more direct stockholder input about executive compensation. An annual executive compensation advisory vote is consistent with our policy of reviewing our compensation program annually, as well as seeking frequent input from our stockholders on corporate governance and executive compensation matters. We believe an annual vote would be the best governance practice for Zipcar at this time.

Board Recommendation

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR A FREQUENCY OF EVERY YEAR FOR FUTURE EXECUTIVE COMPENSATION ADVISORY VOTES.

OTHER MATTERS

Our board of directors knows of no other business that will be presented for consideration at the meeting other than that described above. If any other business should come before the meeting, it is the intention of the persons named in the enclosed proxy card to vote, or otherwise act, in accordance with their best judgment on such matters.

Stockholder Proposals for 2013 Annual Meeting

Any proposal that a stockholder of Zipcar wishes to be considered for inclusion in our proxy statement and proxy for the 2013 annual meeting of stockholders must be submitted to our Secretary at our offices, 25 First Street, 4th Floor, Cambridge, Massachusetts 02141, no later than December 13, 2012.

If a stockholder of Zipcar wishes to present a proposal at the 2013 annual meeting, but does not wish to have the proposal considered for inclusion in our proxy statement and proxy, such stockholder must give written notice to our Secretary at the address noted above. Our Secretary must receive such notice no later than March 3, 2013 and no earlier than February 1, 2013; provided that, in the event that the 2013 annual meeting is held before May 11, 2013 or after July 30, 2013, notice by the stockholder must be received no earlier than the 120th day prior to such annual meeting and no later than the close of business on the later of (a) the 90th day prior to the annual meeting and (b) the 10th day following the date on which notice of the date of the annual meeting was mailed or public disclosure of the date of the annual meeting was made, whichever occurs first. If a stockholder fails to provide timely notice of a proposal to be presented at the 2013 annual meeting, the proxies designated by the board will have discretionary authority to vote on any such proposal.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, executive officers and holders of more than 10% of our common stock to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. We are required to disclose in this proxy statement any failure to file any of these reports on a timely basis. Based solely on our review of the copies of the forms that we received from the filers, and on written representations from certain reporting persons, we believe that all of these requirements were satisfied during the year ended December 31, 2011 except for two late filings on a Form 3 filed on April 11, 2011 with respect to Mr. Kenney and Ms. Whitman, which were each filed one day late.

Householding of Annual Meeting Materials

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of this proxy statement or our 2011 annual report to stockholders may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of either document if you write or call us at the following address or telephone number: 25 First Street, 4th Floor, Cambridge, Massachusetts 02141, Attention: Secretary, (617) 995-4231. If you want separate copies of the proxy statement and 2011 annual report to stockholders in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holder, or you may contact us at the above address or telephone number.

OUR BOARD HOPES THAT STOCKHOLDERS WILL ATTEND THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, WE URGE YOU TO VOTE YOUR SHARES OVER THE INTERNET OR BY TELEPHONE, OR COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE ACCOMPANYING ENVELOPE. NO POSTAGE NEED BE AFFIXED IF THE PROXY CARD IS MAILED IN THE UNITED STATES. PROMPT RESPONSE WILL GREATLY

FACILITATE ARRANGEMENTS FOR THE MEETING AND YOUR COOPERATION IS APPRECIATED. STOCKHOLDERS WHO ATTEND THE MEETING MAY VOTE THEIR STOCK PERSONALLY EVEN IF THEY HAVE VOTED OVER THE INTERNET, BY TELEPHONE OR SENT IN A PROXY CARD.

By Order of the Board of Directors,

/s/ DEAN J. BREDA
Dean J. Breda, Secretary

Cambridge, Massachusetts

April 12, 2012

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Eastern Time, on May 31, 2012.

Vote by Internet • Go to www.envisionreports.com/ZIP • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website

Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed, FOR Proposals 2 and 3 and 1 Year for Proposal 4.

+
1.	Election of Directors:	For	Withhold				For	Withhold		For	Withhold
	01 - Edward P. Gilligan	☐	☐	02 - Scott W. Griffith			☐	☐	03 - Robert C. Kagle	☐	☐

				For	Against	Abstain				For	Against	Abstain
2.	To ratify the appointment of PricewaterhouseCoopers LLP as Zipcar, Inc.’s independent registered public accounting firm for 2012.			☐	☐	☐	3.	Say on Pay – To approve, on an advisory basis, the compensation of Zipcar, Inc.’s named executive officers.		☐	☐	☐

			1 Year	2 Years	3 Years	Abstain
4.	Say When on Pay – To vote, on an advisory basis, on the frequency of future executive compensation advisory votes.		☐	☐	☐	☐

B	Non-Voting Items

Change of Address — Please print your new address below.	Comments — Please print your comments below.	Meeting Attendance
		Mark the box to the right if you plan to attend the Annual Meeting.	☐

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

2012 Annual Meeting Admission Ticket

Zipcar, Inc. 2012 Annual Meeting of Stockholders

Thursday, May 31, 2012, 10:00 a.m.

Latham & Watkins LLP

John Hancock Tower, 20th Floor

200 Clarendon St.

Boston, MA 02116

Upon arrival, please present this admission ticket

and photo identification at the registration desk.

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — Zipcar, Inc.

2012 Annual Meeting of Stockholders

Proxy Solicited by Board of Directors for Annual Meeting — May 31, 2012

Dean J. Breda, Edward G. Goldfinger and Scott W. Griffith, or any of them, each with the power of substitution, are hereby authorized as Proxies to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Zipcar, Inc. to be held on May 31, 2012 or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted by the Proxies as directed by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR all nominees, FOR Proposals 2 and 3 and 1 Year for Proposal 4.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side.)